                                                                   EXHIBIT 10.58

                                LEASE AGREEMENT

                       DATED AS OF NOVEMBER 21, 1997

                                 BY AND BETWEEN

                            HUB RI PROPERTIES TRUST,
                                  AS LANDLORD,

                                      AND

                            CYTOTHERAPEUTICS, INC.,
                                   AS TENANT

                               TABLE OF CONTENTS

ARTICLE 1

    DEFINITIONS..........................................................................          1
    1.1      "Additional Rent"...........................................................          1
    1.2      "Adjusted Purchase Price"...................................................          1
    1.3      "Affiliated Person".........................................................          1
    1.4      "Agreement".................................................................          2
    1.5      "Applicable Laws"...........................................................          2
    1.6      "Award".....................................................................          2
    1.7      "Business Day"..............................................................          2
    1.8      "Capital Addition"..........................................................          2
    1.9      "Capital Additions Cost"....................................................          3
    1.10     "Change in Control".........................................................          3
    1.11     "Code"......................................................................          3
    1.12     "Commencement Date".........................................................          3
    1.13     "Condemnation"..............................................................          3
    1.14     "Condemnor".................................................................          3
    1.15     "Consolidated Financials"...................................................          3
    1.16     "Date of Taking"............................................................          3
    1.17     "Declaration................................................................          3
    1.18     "Default"...................................................................          4
    1.19     "Encumbrance"...............................................................          4
    1.20     "Entity.....................................................................          4
    1.21     "Environment................................................................          4
    1.22     "Environmental Obligation"..................................................          4
    1.23     "Environmental Notice"......................................................          4
    1.24     "Environmental Report"......................................................          4
    1.25     "Event of Default"..........................................................          4
    1.26     "Extended Terms"............................................................          4
    1.27     "Facility"..................................................................          4
    1.28     "Facility Mortgage".........................................................          4
    1.29     "Facility Mortgagee"........................................................          4
    1.30     "Fair Market Rental"........................................................          4
    1.31     "Fair Market Value".........................................................          4
    1.32     "Financial Officer's Certificate"...........................................          5
    1.33     "Fiscal Year"...............................................................          5
    1.34     "Fixed Term"................................................................          5
    1.35     "Fixtures"..................................................................          5
    1.36     "GAAP"......................................................................          5
    1.37     "Government Agencies........................................................          5
    1.38     "Hazardous Substances"......................................................          5
    1.39     "Immediate Family...........................................................          6
    1.40     "Impositions"...............................................................          6
    1.41     "Indebtedness"..............................................................          7
    1.42     "Insurance Requirements"....................................................          7
    1.43     "Land"......................................................................          7
    1.44     "Landlord"..................................................................          7
    1.45     "Lease Year"................................................................          7
    1.46     "Improvements"..............................................................          7
    1.47     "Legal Requirements"........................................................          7
    1.48     "Lending Institution".......................................................          7
    1.49     "Lien"......................................................................          8

    1.50     "Minimum Rent"..............................................................          8
    1.51     "Notice"....................................................................          8
    1.52     "Officer's Certificate".....................................................          8
    1.53     "Overdue Rate"..............................................................          8
    1.54     "Parent.....................................................................          8
    1.55     "Permitted Encumbrances"....................................................          8
    1.56     "Permitted Liens"...........................................................          8
    1.57     "Person"....................................................................          8
    1.58     "Primary Intended Use"......................................................          8
    1.59     "Property"..................................................................          9
    1.60     "Qualified Appraiser........................................................          9
    1.61     "Regulated Medical Wastes...................................................          9
    1.62     "Rent"......................................................................          9
    1.63     "SEC".......................................................................          9
    1.64     "Security Deposit"..........................................................          9
    1.65     "State".....................................................................          9
    1.66     "Subordinated Creditor".....................................................          9
    1.67     "Subordination Agreement"...................................................          9
    1.68     "Subsidiary"................................................................          9
    1.69     "Tangible Net Worth"........................................................          9
    1.70     "Tenant"....................................................................         10
    1.71     "Tenant's Capital Additions"................................................         10
    1.72     "Tenant's Personal Property"................................................         10
    1.73     "Term"......................................................................         10
    1.74     "Unsuitable for Its Primary Intended Use"...................................         10
    1.75     "Work"......................................................................         10

ARTICLE 2

    PROPERTY AND TERM....................................................................         10
    2.1      The Property................................................................         10
    2.2      Condition of the Property...................................................         11
    2.3      Fixed Term..................................................................         12
    2.4      Extended Term...............................................................         12

ARTICLE 3

    RENT.................................................................................         12
    3.1      Rent........................................................................         12
             3.1.1  Minimum Rent.........................................................         12
             3.1.2  Additional Rent......................................................         12
    3.2      Late Payment of Rent........................................................         14
    3.3      Net Lease...................................................................         15
    3.4      No Termination, Abatement, Etc..............................................         15
    3.5      Security Deposit............................................................         15

ARTICLE 4

    USE OF THE PROPERTY..................................................................         16
    4.1      Permitted Use...............................................................         16
             4.1.1  Primary Intended Use.................................................         16
             4.1.2  Necessary Approvals..................................................         17
             4.1.3  Lawful Use, Etc......................................................         17
    4.2      Compliance with Legal and Insurance Requirements, Etc.......................         17
    4.3      Environmental Matters.......................................................         17

             4.3.1  Restriction on Use, Etc..............................................         17
             4.3.2  Environmental Report.................................................         18
             4.3.4  Survival.............................................................         19

ARTICLE 5

    MAINTENANCE AND REPAIRS, ETC.........................................................         20
    5.1      Maintenance and Repair......................................................         20
             5.1.1  Tenant's Obligations.................................................         20
             5.1.2  Landlord's Obligations...............................................         21
             5.1.3  Nonresponsibility of Landlord; No Mechanics Liens....................         21
    5.2      Tenant's Personal Property..................................................         22
    5.3      Yield Up....................................................................         22
    5.4      Encroachments, Restrictions, Etc............................................         22
    5.5      Landlord to Grant Easements, Etc............................................         23

ARTICLE 6

    CAPITAL ADDITIONS, ETC...............................................................         23
    6.1      Construction of Capital Additions...........................................         23
    6.2      Non-Capital Additions.......................................................         24

ARTICLE 7

    LIENS................................................................................         25

ARTICLE 8

    PERMITTED CONTESTS...................................................................         25

ARTICLE 9

    INSURANCE AND INDEMNIFICATION........................................................         26
    9.1      General Insurance Requirements..............................................         26
    9.2      Replacement Cost............................................................         27
    9.3      Waiver of Subrogation.......................................................         27
    9.4      Form Satisfactory, Etc......................................................         28
    9.5      Blanket Policy..............................................................         28
    9.6      No Separate Insurance.......................................................         28
    9.7      Indemnification of Landlord.................................................         29

ARTICLE 10

    CASUALTY.............................................................................         29
    10.1     Insurance Proceeds..........................................................         29
    10.2     Damage or Destruction.......................................................         30
             10.2.1  Damage or Destruction of Leased Property............................         30
             10.2.2  Partial Damage or Destruction.......................................         30
             10.2.3  Insufficient Insurance Proceeds.....................................         30
             10.2.4  Disbursement of Proceeds............................................         30
    10.3     Damage Near End of Term.....................................................         31
    10.4     Tenant's Property...........................................................         31
    10.5     Restoration of Tenant's Property............................................         31
    10.6     No Abatement of Rent........................................................         32
    10.7     Waiver......................................................................         32

ARTICLE 11

    CONDEMNATION.........................................................................         32
    11.1     Total Condemnation, Etc.....................................................         32

    11.2     Partial Condemnation........................................................         32
    11.3     Abatement of Rent...........................................................         33
    11.4     Temporary Condemnation......................................................         33
    11.5     Allocation of Award.........................................................         34

ARTICLE 12

    DEFAULTS AND REMEDIES................................................................         34
    12.1     Events of Default...........................................................         34
    12.2     Remedies....................................................................         36
    12.3     Tenant's Waiver.............................................................         38
    12.4     Application of Funds........................................................         38
    12.5     Landlord's Right to Cure Tenant's Default...................................         38

ARTICLE 13

    HOLDING OVER.........................................................................         39

ARTICLE 14

    LANDLORD'S DEFAULT...................................................................         39

ARTICLE 15

    PURCHASE OF LEASED PROPERTY..........................................................         39

ARTICLE 16

    SUBLETTING AND ASSIGNMENT............................................................         40
    16.1     Subletting and Assignment...................................................         40
    16.2     Required Sublease Provisions................................................         42
    16.3     Sublease Limitation.........................................................         43

ARTICLE 17

    ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS.......................................         43
    17.1     Estoppel Certificates.......................................................         43
    17.2     Financial Statements........................................................         43

ARTICLE 18

    LANDLORD'S RIGHT TO INSPECT..........................................................         45

ARTICLE 19

    APPRAISAL............................................................................         45
    19.1     Appraisal Procedure                                                                  45
    19.2     Landlord's Right to Appraisal                                                        46

ARTICLE 20

    REPRESENTATIONS AND WARRANTIES.......................................................         47
    20.1     Representations of Tenant...................................................         47
             20.1.1  Status and Authority of Tenant......................................         47
             20.1.2  Action of Tenant....................................................         47
             20.1.3  No Violations of Agreements.........................................         47
             20.1.4  Litigation..........................................................         47
             20.1.5  Disclosure..........................................................         47
             20.1.6  Compliance With Law.................................................         48
             20.1.7  Hazardous Substances................................................         48
             20.1.8  Generally...........................................................         48
    20.2     Representations of Landlord.................................................         48
             20.2.1  Status and Authority of Landlord....................................         48

             20.2.2  Action of Landlord..................................................         49
             20.2.3  No Violations of Agreements.........................................         49
             20.2.4  Litigation..........................................................         49
             20.2.5  Generally...........................................................         49

ARTICLE 21

    FACILITY MORTGAGES...................................................................         49
    21.1     Landlord May Grant Liens....................................................         49
    21.2     Subordination of Lease......................................................         49
    21.3     Notice to Mortgagee and Ground Landlord.....................................         51

ARTICLE 22

    ADDITIONAL COVENANTS OF TENANT.......................................................         51
    22.1     Conduct of Business.........................................................         51
    22.2     Maintenance of Accounts and Records.........................................         51
    22.3     Notice of Litigation, Potential Event of Default, Etc.......................         51
    22.4     Financial Condition of Tenant...............................................         52
    22.5     Prohibited Transactions.....................................................         52
    22.6     Liens and Encumbrances......................................................         52
    22.7     Merger; Sale of Assets; Etc.................................................         52

ARTICLE 23

    RIGHT OF FIRST REFUSAL TO PURCHASE...................................................         53

ARTICLE 24

    MISCELLANEOUS........................................................................         53
    24.1     Limitation on Payment of Rent...............................................         53
    24.2     No Waiver...................................................................         54
    24.3     Remedies Cumulative.........................................................         54
    24.4     Severability................................................................         54
    24.5     Acceptance of Surrender.....................................................         54
    24.6     No Merger of Title..........................................................         54
    24.7     Conveyance by Landlord......................................................         55
    24.8     Quiet Enjoyment.............................................................         55
    24.9     NON-LIABILITY OF TRUSTEES...................................................         55
    24.10    Landlord's Consent of Trustees..............................................         55
    24.11    Memorandum of Lease.........................................................         56
    24.12    Notices.....................................................................         56
    24.13    Construction................................................................         57
    24.14    Counterparts; Headings......................................................         57
    24.15    Applicable Law, Etc.........................................................         57

EXHIBITS

A  -  Legal Description

B  -  Minimum Rent

C  -  Tenant's Personal Property

                             MASTER LEASE AGREEMENT

    THIS LEASE AGREEMENT is entered into as of this __ day of November, 1997, by and between Hub RI Properties Trust, a Maryland real estate investment trust, having its principal office at 400 Centre Street, Newton, Massachusetts 02158, as landlord ("LANDLORD"), and Cytotherapeutics, Inc., a Delaware corporation, having its principal office at 701 George Washington Highway, Lincoln, Rhode Island 02865, as tenant ("TENANT").

                              W I T N E S S E T H:

    WHEREAS, Landlord, on the date hereof, has acquired fee simple title to the Property (this and other capitalized terms used and not otherwise defined herein having the meanings ascribed to such terms in ARTICLE 1); and

    WHEREAS, Landlord wishes to lease the Property to Tenant and Tenant wishes to lease the Property from Landlord, all subject to and upon the terms and conditions herein set forth;

    NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

    For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article shall have the meanings assigned to them in this Article and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with GAAP, (iii) all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of this Agreement, and (iv) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

    1.1 "ADDITIONAL RENT" shall have the meaning given such term in SECTION
3.1.2.

    1.2 "ADJUSTED PURCHASE PRICE" shall mean $8,000,000, plus any other amount disbursed or advanced by Landlord to finance, or to reimburse Tenant for its financing of, any Capital Addition to the Property less the amount of any Award or the proceeds of any insurance received by Landlord in connection with a partial Condemnation or a partial casualty involving the Property as described in SECTION 11.2 or 10.2.2, and not applied by Landlord to the restoration of the Leased Property as provided therein.

    1.3 "AFFILIATED PERSON" shall mean, with respect to any Person, (a) in the case of any such Person which is a partnership, any partner in such partnership,
(b) in the case of any such Person which is a limited liability company, any member of such company, (c) any other Person which is a Parent, a Subsidiary, or a Subsidiary of a Parent with respect to such Person or to one or more of the Persons referred to in the preceding clauses (a) and (b), (d) any other Person who is an officer, director, trustee or employee of, or partner in, such Person or any Person referred to in the preceding clauses (a), (b) and (c), and (e) any other Person who is a member of the Immediate Family of such Person or of any Person referred to in the preceding clauses (a) through (d).

    1.4 "AGREEMENT" shall mean this Lease Agreement, including EXHIBITS A THROUGH C hereto, as it and they may be amended from time to time as herein provided.

    1.5 "APPLICABLE LAWS" shall mean all applicable laws, statutes, regulations, rules, ordinances, codes, licenses, permits and orders (whether now existing or hereafter enacted or promulgated irrespective of whether its enactment is foreseeable or contemplated), of all courts of competent jurisdiction and

Government Agencies, and all applicable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations, relating to injury to, or the protection of, real or personal property or human health (except those requirements which, by definition, are solely the responsibility of employers) or the Environment, including, without limitation, all valid and lawful requirements of courts and other Government Agencies pertaining to reporting, licensing, permitting, investigation, remediation and removal of underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes whether solid, liquid or gaseous in nature, into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances or Regulated Medical Wastes, underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature.

    1.6 "AWARD" shall mean all compensation, sums or other value awarded, paid or received by virtue of a total or partial Condemnation of the Property (after deduction of all reasonable legal fees and other reasonable out-of-pocket costs and expenses, including, without limitation, expert witness fees, incurred by Landlord, in connection with obtaining any such award).

    1.7 "BUSINESS DAY" shall mean any day other than Saturday, Sunday, or any other day on which banking institutions in the State are authorized by law or executive action to close.

    1.8 "CAPITAL ADDITION" shall mean one or more new buildings, structures or the material expansion of existing improvements or structures, which are constructed on any parcel or portion of the Land.

    1.9 "CAPITAL ADDITIONS COST" shall mean the cost of any Capital Addition proposed to be made by Tenant at the Property, whether paid for by Tenant or Landlord.

    1.10 "CHANGE IN CONTROL" shall mean the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the SEC) of 51% or more, or rights, options or warrants to acquire 51% or more, of the outstanding shares of voting stock of Tenant or the merger or consolidation of Tenant with or into any other Person or any one or more sales or conveyances to any Person of all or substantially all of the assets of Tenant.

    1.11 "CODE" shall mean the Internal Revenue Code of 1986 and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as from time to time amended.

    1.12 "COMMENCEMENT DATE" shall mean the date of this Agreement.

    1.13 "CONDEMNATION" shall mean (a) the exercise of any governmental power with respect to the Property, whether by legal proceedings or otherwise, by a Condemnor of its power of condemnation; (b) a voluntary sale or transfer of the Property by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending; and (c) a taking or voluntary conveyance of all or part of the Property, or any interest therein, or right accruing thereto or use thereof, as the result or in settlement of any condemnation or other eminent domain proceeding affecting the Property, whether or not the same shall have actually been commenced.

    1.14 "CONDEMNOR" shall mean any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

    1.15 "CONSOLIDATED FINANCIALS" shall mean, for any Fiscal Year or other accounting period of Tenant and its consolidated subsidiaries, annual audited and quarterly unaudited financial statements prepared on a consolidated basis (if required by GAAP), including Tenant's consolidated balance sheet and the related statements of income and cash flows, all in reasonable detail, and setting forth in comparative form the corresponding figures for the corresponding period in the preceding Fiscal Year, and prepared in accordance with GAAP throughout the periods reflected.

    1.16 "DATE OF TAKING" shall mean the date the Condemnor has the right to possession of the Property, or any portion thereof, in connection with a Condemnation.

    1.17 "DECLARATION" shall mean the Declaration of Trust establishing Landlord, dated November 3, 1997, as amended and restated from time to time.

    1.18 "DEFAULT" shall mean any event or condition which with the giving of notice and/or lapse of time may ripen into an Event of Default.

    1.19 "ENCUMBRANCE" shall have the meaning given such term in SECTION 21.1.

    1.20 "ENTITY" shall mean any general partnership, limited partnership, limited liability company or partnership, corporation, joint venture, trust, business trust, cooperative or association or any Governmental Agencies.

    1.21 "ENVIRONMENT" shall mean soil, surface waters, ground waters, land, stream, sediments, surface or subsurface strata and ambient air.

    1.22 "ENVIRONMENTAL OBLIGATION" shall have the meaning given such term in
SECTION 4.3.1.

    1.23 "ENVIRONMENTAL NOTICE" shall have the meaning given such term in
SECTION 4.3.1.

    1.24 "ENVIRONMENTAL REPORT" shall have the meaning given such term in
SECTION 4.3.2.

    1.25 "EVENT OF DEFAULT" shall have the meaning given such term in SECTION 12.1.

    1.26 "EXTENDED TERMS" shall have the meaning given such term in SECTION 2.4.

    1.27 "FACILITY" shall mean the buildings (including a rehabilitated building and a newly constructed addition comprising, collectively, approximately 64,934 square feet of gross interior space and approximately 62,000 square feet of net rentable space) and improvements located on the Land, as the same may be altered in accordance with the terms hereof.

    1.28 "FACILITY MORTGAGE" shall mean any Encumbrance placed upon the Property in accordance with ARTICLE 21.

    1.29 "FACILITY MORTGAGEE" shall mean the holder of any Facility Mortgage.

    1.30 "FAIR MARKET RENTAL" shall mean the rental which a willing tenant not compelled to rent would pay a willing landlord not compelled to lease for the use and occupancy of the Property (including all Capital Additions other than Tenant's Capital Additions) on the terms and conditions of this Agreement for the term in question, assuming Tenant is not in default hereunder and determined by agreement between Landlord and Tenant or, failing agreement, in accordance with the appraisal procedures set forth in ARTICLE 19.

    1.31 "FAIR MARKET VALUE" shall mean the price that a willing buyer not compelled to buy would pay a willing seller not compelled to sell for the Property (without taking into account any reduction in value resulting from any indebtedness to which the Property is subject), assuming the same is unencumbered by this Agreement and determined by agreement between Landlord and Tenant or, failing agreement, the appraisal procedures set forth in ARTICLE 19.

    1.32 "FINANCIAL OFFICER'S CERTIFICATE" shall mean, as to any Person, a certificate of the chief financial officer of such Person, duly authorized, accompanying the financial statements required to be delivered by such Person pursuant to SECTION 17.2, in which such officer shall certify (a) that, to such officer=s knowledge, such statements have been properly prepared in accordance with GAAP and are true, correct and complete in all material respects and fairly present the financial condition of such Person at and as of the dates thereof and the results of its and their operations for the periods covered thereby, and (b) that such officer has reviewed this Agreement and, to such officer=s knowledge, has no knowledge of any Default or Event of Default hereunder.

    1.33 "FISCAL YEAR" shall mean the twelve (12) month period from January 1 to December 31.

    1.34 "FIXED TERM" shall have the meaning given such term in SECTION 2.3.

    1.35 "FIXTURES" shall have the meaning given such term in SECTION 2.1(D).

    1.36 "GAAP" shall mean generally accepted accounting principles consistently applied.

    1.37 "GOVERNMENT AGENCIES" shall mean any court, agency, authority, board (including, without limitation, environmental protection, planning and zoning), bureau, commission, department, office or instrumentality of any nature whatsoever of any governmental or quasi-governmental unit of the United States or the State or any county or any political subdivision of any of the foregoing, whether now or hereafter in existence, having jurisdiction over Tenant or the Property or any portion thereof or the Facility operated thereon.

    1.38 "HAZARDOUS SUBSTANCES" shall mean any substance:

        (a) the presence of which requires or may hereafter require notification, investigation or remediation under any federal, state or local statute, regulation, rule, ordinance, order, action or policy; or

        (b) which is or becomes defined as a "hazardous waste", "hazardous material" or "hazardous substance" or "pollutant" or "contaminant" under any present or future federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. ET SEQ.) and the Resource Conservation and Recovery Act (42 U.S.C.
    section 6901 ET SEQ.) and the regulations promulgated thereunder; or

        (c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, any state of the United States, or any political subdivision thereof; or

        (d) the presence of which on the Property causes or threatens to cause a violation of Applicable Laws or poses or threatens to pose a hazard to the Property or to the health or safety of persons on or about the Property; or

        (e) without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds; or

        (f) without limitation, which contains polychlorinated biphenyls (PCBs) or asbestos or urea formaldehyde foam insulation; or

        (g) without limitation, which contains or emits radioactive particles, waves or material; or

        (h) without limitation, constitutes Regulated Medical Wastes.

    1.39 "IMMEDIATE FAMILY" shall mean, with respect to any individual, such individual's spouse, parents, brothers, sisters, children (natural or adopted), stepchildren, grandchildren, grandparents, parents-in-law, brothers-in-law, sisters-in-law, nephews and nieces.

    1.40 "IMPOSITIONS" shall mean, collectively, all taxes (including, without limitation, all taxes imposed under the laws of the State, as such laws may be amended from time to time, and all ad valorem, sales and use, single business, gross receipts, transaction privilege, rent or similar taxes as the same relate to or are imposed upon Landlord, Tenant or the business conducted upon the Property), assessments (including, without limitation, all assessments for public improvements or benefit, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term), water, sewer or other rents and charges, excises, tax levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees) and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Property or the business conducted thereon by Tenant (including all interest and penalties thereon due to any failure in payment by Tenant), which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien upon (a) the Property or any part thereof or any rent therefrom or any estate, right, title or interest therein, or (b) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Property or the leasing or use of the Property or any part thereof by Tenant; PROVIDED, HOWEVER, that nothing contained herein shall be construed to require Tenant to pay (i) any tax based on income imposed on Landlord, (ii) any revenue tax of Landlord, (iii) any transfer fee or other tax imposed with respect to the sale, exchange or other disposition by Landlord of the Property or the proceeds thereof (other than in connection with the sale, exchange or other disposition to, or in connection with a transaction involving, Tenant), or
(iv) any single business, gross receipts (other than a tax on any rent received by Landlord from Tenant), transaction privilege, rent or similar taxes as the same relate to or are imposed upon Landlord, except to the extent that any tax, assessment, tax levy or charge, which Tenant is obligated to pay pursuant to the first sentence of this definition and which is in effect at any time during the Term hereof is totally or partially repealed, and a tax, assessment, tax levy or charge set forth in clause (i) or (ii) preceding is levied, assessed or imposed expressly in lieu thereof.

    1.41 "INDEBTEDNESS" shall mean all obligations, contingent or otherwise, which in accordance with GAAP should be reflected on the obligor's balance sheet as liabilities.

    1.42 "INSURANCE REQUIREMENTS" shall mean all terms of any insurance policy required by this Agreement and all requirements of the issuer of any such policy.

    1.43 "LAND" shall have the meaning given such term in SECTION 2.1(A).

    1.44 "LANDLORD" shall have the meaning given such term in the preambles to this Agreement.

    1.45 "LEASE YEAR" shall mean each calendar year, or portion thereof, during the term, commencing with the 1997 calendar year.

    1.46 "IMPROVEMENTS" shall have the meaning given such term in SECTION
2.1(B).

    1.47 "LEGAL REQUIREMENTS" shall mean all Applicable Laws and (a) all permits, licenses, certificates of need, authorizations and regulations necessary to operate the Property for its Primary Intended Use, and (b) all covenants, agreements, restrictions and encumbrances contained in any instruments at any time in force affecting the Property, including those (i) which may require material repairs, modifications or alterations in or to the Property or (ii) with respect to which a violation thereof would in any way adversely affect the use and enjoyment thereof.

    1.48 "LENDING INSTITUTION" shall mean any insurance company, federally insured commercial or savings bank, national banking association, savings and loan association, employees' welfare, pension or retirement fund or system, corporate profit sharing or pension trust, college or university, or real estate investment trust, including any corporation qualified to be treated for federal tax purposes as a real estate investment trust, such trust having a net worth of at least $100,000,000.

    1.49 "LIEN" shall mean any mortgage, security interest, pledge, collateral assignment, or other encumbrance, lien or charge of any kind, or any transfer of any property or assets for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors.

    1.50 "MINIMUM RENT" shall mean the respective monthly amounts set forth in EXHIBIT B.

    1.51 "NOTICE" shall mean a notice given in accordance with SECTION 23.12.

    1.52 "OFFICER'S CERTIFICATE" shall mean a certificate signed by an officer of Tenant who has been duly authorized by the board of directors of Tenant.

    1.53 "OVERDUE RATE" shall mean, on any date, a PER ANNUM rate of interest equal to the lesser of 5% over the Prime Rate or the maximum rate allowed by law. "PRIME RATE" shall mean the annual floating rate of interest, determined daily and expressed as a percentage from time to time, announced by the largest national or state-chartered banking institution in Rhode Island which announces a "prime" or "base" rate. If at any time no national or state-chartered banking institution having its principal offices in Rhode Island is announcing such a floating rate, "PRIME RATE" shall mean a rate of interest, determined daily, which is two (2) percentage points above the 14-day moving average closing trading price of 90-day Treasury Bills.

    1.54 "PARENT" shall mean, with respect to any Person, any Person which owns directly, or indirectly through one or more Subsidiaries or Affiliated Persons, fifty-one percent (51%) or more of the voting or beneficial interest in, or otherwise has the right or power (whether by contract, through ownership of securities or otherwise) to control, such Person.

    1.55 "PERMITTED ENCUMBRANCES" shall mean all rights, restrictions, and easements of record set forth on Schedule B to the applicable owner's title insurance policy issued to Landlord on the date hereof, and a notice or memorandum relating to this Lease.

    1.56 "PERMITTED LIENS" shall mean any Liens granted in accordance with
SECTION 22.9.

    1.57 "PERSON" shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

    1.58 "PRIMARY INTENDED USE" shall have the meaning given such term in
SECTION 4.1.1.

    1.59 "PROPERTY" shall have the meaning given such term in SECTION 2.1.

    1.60 "QUALIFIED APPRAISER" shall mean an appraiser who is not in control of, controlled by or under common control with either Landlord or Tenant and has not been an employee of Landlord or Tenant or any Affiliated Person with respect to either of Landlord or Tenant at any time during the ten (10) year period preceding the relevant date, who is qualified to appraise commercial real estate in the State and is a member of the American Institute of Real Estate Appraisers (or any successor association or body of comparable standing if such Institute is not then in existence) and who has held his or her certificate as an M.A.I. or its equivalent for a period of not less than three (3) years, and has been actively engaged in the appraisal of commercial real estate in such area for a period of not less than five (5) years, immediately preceding his or her appointment hereunder.

    1.61 "REGULATED MEDICAL WASTES" shall mean all materials generated or used on the Property by Tenant, subtenants, patients, occupants or the operators of the Property which are now or may hereafter be subject to regulation pursuant to the Material Waste Tracking Act of 1988, or any Applicable Laws.

    1.62 "RENT" shall mean, collectively, the Minimum Rent, and Additional Rent.

    1.63 "SEC" shall mean the Securities and Exchange Commission.

    1.64 "SECURITY DEPOSIT" shall mean $750,000.

    1.65 "STATE" shall mean the State of Rhode Island.

    1.66 "SUBORDINATED CREDITOR" shall mean any creditor of Tenant which is a party to a Subordination Agreement in favor of Landlord.

    1.67 "SUBORDINATION AGREEMENT" shall mean any agreement executed by a Subordinated Creditor pursuant to which the payment and performance of Tenant's obligations to such Subordinated Creditor are subordinated to the payment and performance of Tenant's obligations to Landlord under this Agreement.

    1.68 "SUBSIDIARY" shall mean, with respect to any Person, any Entity (a) in which such Person owns directly, or indirectly through one or more Subsidiaries, more than fifty percent (50%) of the voting or beneficial interest or (b) which such Person otherwise has the right or power to control (whether by contract, through ownership of securities or otherwise).

    1.69 "TANGIBLE NET WORTH" shall mean the excess of total assets (excluding the Security Deposit) over total liabilities computed in accordance with GAAP, less all intangible assets and deferred charges, including, without limitation, goodwill, debt discount, organization expenses, trademarks and trade names, patents, deferred product development costs and similar items, also so in accordance with GAAP.

    1.70 "TENANT" shall have the meaning given such term in the preambles to this Agreement.

    1.71 "TENANT'S CAPITAL ADDITIONS" shall have the meaning given such term in
SECTION 6.2.2.

    1.72 "TENANT'S PERSONAL PROPERTY" shall mean all motor vehicles and consumable inventory and supplies, furniture, furnishings, movable walls and partitions, equipment and machinery and all other personal property of Tenant located at the Property or used in Tenant's business at the Property as described on EXHIBIT C, including all of Tenant's trade fixtures, and all modifications, replacements, alterations and additions to such personal property installed at the expense of Tenant.

    1.73 "TERM" shall mean, collectively, the Fixed Term and the Extended Terms, to the extent properly exercised pursuant to the provisions of SECTION 2.4, unless sooner terminated pursuant to the provisions of this Agreement.

    1.74 "UNSUITABLE FOR ITS PRIMARY INTENDED USE" shall mean a state or condition of such Facility, such that (a) following any damage or destruction involving the Property, such Property cannot reasonably be expected to be restored to substantially the same condition as existed immediately before such damage or destruction, and as otherwise required by SECTION 10.2.4, within the period (not to exceed two (2) years following such damage or destruction) as to which loss of rents insurance is available to cover Rent due during such restoration period; or (b) as the result of a partial taking by Condemnation, such Facility cannot be operated on a commercially practicable basis for the Primary Intended Use.

    1.75 "WORK" shall have the meaning given such term in SECTION 10.2.4.

                                   ARTICLE 2
                               PROPERTY AND TERM

    2.1 THE PROPERTY. Upon and subject to the terms and conditions hereinafter set forth, Landlord leases to Tenant and Tenant leases from Landlord all of the following (collectively, the "PROPERTY"):

        (a) those certain parcels of land, as more particularly described in EXHIBIT A, attached hereto and made a part hereof (the "LAND");

        (b) all buildings, structures, Fixtures and other improvements of every kind including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site), parking areas and roadways appurtenant to such buildings and structures presently situated upon the Land and all Capital Additions other than Tenant's Capital Additions (collectively, the "IMPROVEMENTS");

        (c) all easements, rights and appurtenances relating to the Land and the Improvements; and

        (d) all equipment, machinery, fixtures, and other items of property, now or hereafter permanently affixed to or incorporated into the Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, all of which, to the maximum extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto, but specifically excluding all items included within the category of Tenant's Personal Property (collectively, the "FIXTURES").

    2.2 CONDITION OF THE PROPERTY. Tenant acknowledges receipt and delivery of possession of the Property and Tenant accepts the Property in its "as is" condition, subject to the existing state of title, including all covenants, conditions, restrictions, reservations, mineral leases, easements and other matters of record or that are visible or apparent on the Property, all applicable Legal Requirements, the lien of financing instruments, mortgages and deeds of trust, and such other matters which would be disclosed by an inspection of the Property and the record title thereto or by an accurate survey thereof. TENANT REPRESENTS THAT IT OCCUPIES THE PROPERTY AND HAS FULLY INSPECTED THE PROPERTY AND ALL OF THE FOREGOING AND HAS FOUND THE CONDITION THEREOF SATISFACTORY AND IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OF LANDLORD OR LANDLORD'S AGENTS OR EMPLOYEES WITH RESPECT THERETO AND TENANT WAIVES ANY CLAIM OR ACTION AGAINST LANDLORD IN RESPECT OF THE CONDITION THEREOF. LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE PROPERTY OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY TENANT. To the maximum extent permitted by law, however, Landlord hereby assigns to Tenant all of Landlord's rights to proceed against any predecessor in title, as well as contractors and suppliers for breaches of warranties or representations, or for latent defects in the Property. Landlord shall fully cooperate with Tenant in the prosecution of any such claims, in Landlord's or Tenant's name, all at Tenant's sole cost and expense. Tenant shall indemnify, defend, and hold harmless Landlord from and against any loss, third-party cost, damage or liability (including reasonable attorneys' fees) incurred by Landlord in connection with such cooperation.

    2.3 FIXED TERM. The initial term of this Agreement (the "FIXED TERM") shall commence on the Commencement Date and expire on June 30, 2013.

    2.4 EXTENDED TERM. Tenant shall have the right to extend the Term for two consecutive ten (10) year renewal terms (collectively, the "EXTENDED TERMS").

    Each Extended Term shall commence on the day succeeding the expiration of the Fixed Term or the preceding Extended Term, as the case may be. All of the terms, covenants and provisions of this Agreement shall apply to each such Extended Term, except that (i) the Minimum Rent shall be as set forth in EXHIBIT B and (ii) Tenant shall have no right to extend the Term beyond the expiration of the Extended Terms. If Tenant shall elect to exercise either of the aforesaid options, it shall do so by giving Landlord Notice thereof not later than one (1) year (and not sooner than eighteen (18) months) prior to the scheduled expiration of the then current Term of this Agreement (Fixed or Extended, as the case may be), it being understood and agreed that time shall be of the essence with respect to the giving of such Notice. If Tenant shall fail to give any such Notice, this Agreement shall automatically terminate at the end of the Term then in effect and Tenant shall have no further option to extend the Term of this Agreement. If Tenant shall give such Notice, the extension of this Agreement shall be automatically effected without the execution of any additional documents; it being understood and agreed, however, that Tenant and Landlord shall execute such documents and agreements as either party shall reasonably require to evidence the same.

                                   ARTICLE 3
                                      RENT

    3.1 RENT. Tenant shall pay to Landlord, in lawful money of the United States of America which shall be legal tender for the payment of public and private debts, without offset, abatement, demand or deduction, Minimum Rent and Additional Rent, during the Term, except as hereinafter expressly provided. All payments to Landlord shall be made by wire transfer of immediately available federal funds or by other means acceptable to Landlord in its sole discretion. Rent for any partial month shall be prorated on a per diem basis based on the actual days in such month.

        3.1.1 MINIMUM RENT. Minimum Rent shall be paid in advance on the first day of each calendar month; PROVIDED, HOWEVER, that the payment of Minimum Rent with respect to any partial month in which the Commencement Date occurs and the first full month of the Fixed Term shall be payable on the Commencement Date.

        3.1.2 ADDITIONAL RENT. In addition to the Minimum Rent payable hereunder, Tenant shall pay and discharge as and when due and payable the following (collectively, "ADDITIONAL RENT"):

           (a) IMPOSITIONS. Subject to ARTICLE 8 relating to Permitted Contests, Tenant shall pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost (other than any opportunity cost as a result of a failure to take advantage of any discount for early payment) may be added for non-payment, such payments to be made directly to the taxing authorities where feasible, and shall promptly, upon request, furnish to Landlord copies of official receipts or other satisfactory proof evidencing such payments. If any such Imposition may, at the option of the taxpayer, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Tenant may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments and, in such event, subject to ARTICLE 8 relating to Permitted Contests, shall pay such installments which are due during or with respect to periods occurring during the Term as the same become due and before any fine, penalty, premium, further interest or cost may be added thereto. Landlord, at its expense, shall, to the extent required or permitted by applicable law, prepare and file all tax returns in respect of Landlord's net income, gross receipts, sales and use, single business, transaction privilege, rent, ad valorem, franchise taxes and taxes on its capital stock, and Tenant, at its expense, shall, to the extent required or permitted by applicable laws and regulations, prepare and file all other tax returns and reports in respect of any Imposition as may be required by Government Agencies. Provided no Event of Default shall have occurred and be continuing, if any refund shall be due from any taxing authority in respect of any Imposition paid by Tenant, the same shall be paid over to or retained by Tenant. Landlord and Tenant shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Property as may be necessary to prepare any required returns and reports. In the event Government Agencies classify any portion of the Property as personal property, Tenant shall file all personal property tax returns in such jurisdictions where it may legally so file. Each party shall, to the extent it possesses the same, provide the other, upon request, with cost and depreciation records necessary for filing returns for any portion of the Property so classified as personal property. Where Landlord is legally required to file personal property tax returns, Landlord shall provide Tenant with copies of assessment notices in sufficient time for Tenant to file a protest. All Impositions assessed against such personal property shall be (irrespective of whether Landlord or Tenant shall file the relevant return) paid by Tenant not later than the last date on which the same may be made without interest or penalty, subject to the provisions of ARTICLE 8 relating to Permitted Contests.

           Landlord shall give prompt Notice to Tenant of all Impositions payable by Tenant hereunder of which Landlord at any time has knowledge.

           (b) UTILITY CHARGES. Tenant shall pay or cause to be paid all charges for electricity, power, gas, oil, water and other utilities used in connection with the Property.

           (c) INSURANCE PREMIUMS. Tenant shall pay or cause to be paid all premiums for the insurance coverage required to be maintained pursuant to
       ARTICLE 9.

           (d) OTHER CHARGES. Tenant shall pay or cause to be paid all other amounts, liabilities and obligations which Tenant assumes or agrees to pay under this Agreement, including, without limitation, all agreements to indemnify Landlord under SECTIONS 4.4 AND 9.7.

           (e) REIMBURSEMENT FOR ADDITIONAL RENT. If Tenant pays or causes to be paid property taxes or similar Additional Rent attributable to periods after the end of the Term, whether upon expiration or sooner termination of this Agreement (other than termination following an Event of Default), Tenant may, within sixty (60) days of the end of the Term, provide Notice to Landlord of its estimate of such amounts. Landlord shall promptly reimburse Tenant for all payments of such taxes and other similar Additional Rent that are attributable to any period after the Term of this Agreement (less any amounts due from, but unpaid by, Tenant hereunder). If an Event of Default has occurred, Landlord shall apply such amounts to amounts due and owing under this Agreement and to the costs of collection of the same and shall pay any excess to Tenant.

    3.2 LATE PAYMENT OF RENT. If any installment of Minimum Rent, or any Additional Rent which is payable directly to Landlord, shall not be paid on its due date, Tenant shall pay Landlord, on demand, as Additional Rent, a late charge (to the extent permitted by law) computed at the Overdue Rate on the amount of such installment, from the due date of such installment to the date of payment thereof, provided however if Landlord shall give Tenant a Notice of Tenant's failure to pay any Rent when due then such late charge shall be computed at the lesser of the Overdue Rate plus four (4) percentage points or the maximum rate allowed by law. To the extent that Tenant pays any Additional Rent directly to Landlord or any Facility Mortgagee pursuant to any requirement of this Agreement, Tenant shall be relieved of its obligation to pay such Additional Rent to the Entity to which it would otherwise be due.

    In the event of any failure by Tenant to pay any Additional Rent when due, Tenant shall promptly pay and discharge, as Additional Rent, every fine, penalty, interest and cost which may be added for non-payment or late payment of such items. Landlord shall have all legal, equitable and contractual rights, powers and remedies provided either in this Agreement or by statute or otherwise in the case of non-payment of the Additional Rent as in the case of non-payment of the Minimum Rent.

    3.3 NET LEASE. The Minimum Rent and Additional Rent shall be absolutely net to Landlord so that this Agreement shall yield to Landlord the full amount of the installments or amounts of Minimum Rent throughout the Term, subject to any other provisions of this Agreement which expressly provide for adjustment or abatement of such Rent.

    3.4 NO TERMINATION, ABATEMENT, ETC. Except as otherwise specifically provided in this Agreement, Tenant, to the maximum extent permitted by law, shall remain bound by this Agreement in accordance with its terms and shall neither take any action without the consent of Landlord to modify, surrender or terminate this Agreement, nor seek, nor be entitled to any abatement, deduction, deferment or reduction of the Rent, or set-off against the Rent, nor shall the respective obligations of Landlord and Tenant be otherwise affected by reason of
(a) any damage to or destruction of the Property or any portion thereof from whatever cause or any Condemnation; (b) the lawful or unlawful prohibition of, or restriction upon, Tenant's use of the Property, or any portion thereof, or the interference with such use by any Person or by reason of eviction by paramount title; (c) any claim which Tenant may have against Landlord by reason of any default or breach of any warranty by Landlord under this Agreement; (d) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Landlord or any assignee or transferee of Landlord; or (e) for any other cause whether similar or dissimilar to any of the foregoing. Tenant hereby waives all rights arising from any occurrence whatsoever, which may now or hereafter be conferred upon it by law, to (a) modify, surrender or terminate this Agreement or quit or surrender the Property or any portion thereof; or (b) entitle Tenant to any abatement, reduction, suspension or deferment of the Rent or other sums payable or other obligations to be performed by Tenant hereunder, except as otherwise specifically provided in this Agreement. The obligations of Tenant hereunder shall be separate and independent covenants and agreements, and the Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated, modified or amended pursuant to the express provisions of this Agreement.

    3.5 SECURITY DEPOSIT. Upon execution of this Agreement, Tenant shall deposit with Landlord the Security Deposit. The Security Deposit shall be held by Landlord as security for the faithful performance of all the terms of this Lease to be observed and performed by Tenant. The Security Deposit shall not be mortgaged, assigned, transferred or encumbered by Tenant and any such act on the part of Tenant shall be without force and effect and shall not be binding upon Landlord.

    If the Minimum Rent or Additional Rent payable hereunder shall be overdue and unpaid or should Landlord make any payment on behalf of the Tenant, or Tenant shall fail to perform any of the terms of this Lease, then Landlord may, at its option and without notice or prejudice to any other remedy which Landlord may have on account thereof, appropriate and apply the entire Security Deposit or so much thereof as may be necessary to compensate Landlord toward the payment of Minimum Rent, Additional Rent or other sums or loss or damage sustained by Landlord due to such breach by Tenant; and Tenant shall forthwith upon demand restore the Security Deposit to the original sum deposited. Landlord shall return the Security Deposit, or so much thereof as shall have not theretofore been applied in accordance with the terms hereof, and less any amounts due from, but unpaid by, Tenant hereunder, to Tenant promptly following the expiration or earlier termination of the Term of this Agreement and the surrender of possession of the Property by Tenant to Landlord in accordance with the Terms of this Agreement. While Landlord holds the Security Deposit, Landlord shall have no obligation to pay interest on the same and shall have the right to commingle the same with Landlord's other funds. If Landlord conveys Landlord's interest in the Property, the Security Deposit, or any part thereof not previously applied, shall be turned over by Landlord to Landlord's grantee, and Tenant shall look solely to such grantee for proper application of the Security Deposit in accordance with the terms hereof. Tenant agrees that the holder of a mortgage on the Property shall not be responsible to Tenant for the return or application of the Security Deposit, whether or not it succeeds to the position of Landlord hereunder, unless such holder actually receives the Security Deposit.

                                   ARTICLE 4
                              USE OF THE PROPERTY

    4.1  PERMITTED USE.

        4.1.1 PRIMARY INTENDED USE. Tenant shall, at all times during the Term and at any other time that Tenant shall be in possession of the Property, use the Property as laboratory and office space for research and development related to healthcare and for such other uses as may be ancillary, incidental or necessary thereto, including, without limitation, production, distribution and sale of diagnostics, vaccines, drugs, and other products (any such use, together with any change as to which Landlord shall consent as hereinafter provided being hereinafter referred to as the Property's "PRIMARY INTENDED USE"). Tenant shall not use the Property for any other use without the prior written consent of Landlord, provided that Landlord shall not unreasonably withhold consent to any other laboratory, medical office and healthcare use permitted by Applicable Law and which shall not adversely affect the value of the Property as determined by a Qualified Appraiser. No use shall be made or permitted to be made of the Property and no acts shall be done thereon which will cause the cancellation of any insurance policy covering the Property, nor shall Tenant permit to be kept or used any article which may be prohibited by law or by the standard form of fire insurance policies, or any other insurance policies required to be carried hereunder, or fire underwriter's regulations. Tenant shall, at its sole cost, comply with all of the requirements pertaining to the Property of any insurance board, association, organization or company necessary for the maintenance of insurance, as herein provided, covering the Property and Tenant's Personal Property, including, without limitation, the Insurance Requirements. Tenant shall not take or omit to take any action, the taking or omission of which may materially impair the value or the usefulness of the Property or any part thereof for the Primary Intended Use.

        4.1.2 NECESSARY APPROVALS. Tenant shall proceed with all due diligence and exercise best efforts to obtain and maintain all approvals necessary to use and operate the Property for the Primary Intended Use.

        4.1.3 LAWFUL USE, ETC. Tenant shall not use or suffer or permit the use of the Property or Tenant's Personal Property for any unlawful purpose. Tenant shall not commit or suffer to be committed any waste on the Property, nor shall Tenant cause or permit any nuisance thereon or therein. Tenant shall neither suffer nor permit the Property or any portion thereof, including any Capital Addition, or Tenant's Personal Property, to be used in such a manner as (a) might reasonably tend to impair Landlord's (or Tenant's, as the case may be) title thereto or to any portion thereof, or
    (b) may reasonably make possible a claim or claims for adverse usage or adverse possession by the public, as such, or of implied dedication of the Property or any portion thereof.

    4.2 COMPLIANCE WITH LEGAL AND INSURANCE REQUIREMENTS, ETC. Subject to the provisions of ARTICLE 8, Tenant, at its sole expense, shall (a) comply with Legal Requirements and Insurance Requirements in respect of the use, operation, maintenance, repair, alteration and restoration of all of the Property, and (b) procure, maintain and comply with all appropriate licenses, permits, and other authorizations and agreements required for any use of the Property and Tenant's Personal Property then being made, and for the proper erection, installation, operation and maintenance of the Property or any part thereof, including, without limitation, any Capital Additions.

    4.3  ENVIRONMENTAL MATTERS.

        4.3.1 RESTRICTION ON USE, ETC. Tenant shall not store, spill upon, dispose of or transfer to or from the Property any Hazardous Substance, except that Tenant may store, transfer and dispose of Hazardous Substances in compliance with Applicable Laws. Tenant shall maintain the Property at all times free of any Hazardous Substance (except such Hazardous Substances as are maintained in compliance with all Applicable Laws). Tenant shall promptly: (a) at Landlord's request notify Landlord in writing of any change in the nature or extent of Hazardous Substances at the Property; (b) at Landlord=s request transmit to Landlord a copy of any Community Right to Know report which is required to be filed by Tenant with respect to the Property pursuant to SARA Title III or any other Applicable Law; (c) transmit to Landlord copies of any citations, orders, notices of responsibility or other governmental communications received by Tenant or its agents or representatives with respect to Hazardous Materials (collectively, "ENVIRONMENTAL NOTICE"), and copies of any reports or other information detailing any Hazardous Substance on the Property, which identify or could give rise to a violation of any Applicable Law and/or could give rise to any cost, expense, loss or damage exceeding $50,000 (an "ENVIRONMENTAL OBLIGATION"); (d) observe and comply with all Applicable Laws relating to the use, maintenance and disposal of Hazardous Substances and all orders or directives from any official, court or agency of competent jurisdiction relating to the use or maintenance or requiring the removal, treatment, containment or other disposition thereof; and (e) pay or otherwise dispose of any fine, charge or Imposition related thereto, unless Tenant shall contest the same in good faith and by appropriate proceedings and the right to use and the value of the Property is not materially and adversely affected thereby.

        If, at any time prior to the termination of this Agreement, Hazardous Substances are discovered on the Property in violation of Applicable Law, Tenant shall take all actions and incur any and all expenses, as may be reasonably necessary and as may be required by any Government Agency, (i) to clean up and remove from and about the Property all Hazardous Substances thereon, (ii) to contain and prevent any further release or threat of release of Hazardous Substances on or about the Property and (iii) to eliminate any further release or threat of release of Hazardous Substances on or about the Property.

        4.3.2 ENVIRONMENTAL REPORT. Six (6) months prior to expiration of the Term, Tenant, at its sole cost and expense, shall designate a qualified environmental engineer, reasonably satisfactory to Landlord, which engineer shall conduct an environmental investigation of the Property and prepare an environmental site assessment report (the "ENVIRONMENTAL REPORT") with respect thereto. The scope of such Environmental Report shall include, without limitation, review of relevant records, interviews with persons knowledgeable about the Property and relevant governmental agencies, a site inspection of the Property and adjoining properties (Phase I) and shall otherwise be reasonably satisfactory in form and substance to Landlord. If such investigation, in the opinion of the performing engineer, indicates that any portion of the Property is not free from oil, asbestos, radon and other Hazardous Substances, such investigation shall also include a more detailed physical site inspection, appropriate testing, subsurface and otherwise, and review of historical records (Phase II) to demonstrate the compliance of such of the Property with Applicable Laws and the absence of Hazardous Substances.

        All preliminary drafts and final versions of the Environmental Report, and supplements and amendments thereto, shall be provided to Landlord contemporaneously with delivery thereof to Tenant. With respect to any recommendations contained in the Environmental Report, violations of Applicable Laws and/or the existence of any conditions at the Property which could give rise to an Environmental Obligation, Tenant shall promptly give Notice thereof to Landlord, together with a description, setting forth in reasonable detail, of all actions Tenant proposes to take in connection therewith and Tenant shall promptly take all actions, and incur any and all expenses, as may be reasonably necessary and as may be required by any Government Agency and as may be reasonably required by Landlord, (i) to clean up, remove or remediate from and about the Property all Hazardous Substances thereon, (ii) to contain, prevent and eliminate any further release or threat of release of Hazardous Substances on or about the Property, and (iii) otherwise to eliminate such violation or condition from the Property to the reasonable satisfaction of Landlord.

        4.3.3 INDEMNIFICATION OF LANDLORD. Tenant shall protect, indemnify and hold harmless Landlord and each Facility Mortgagee, their trustees, officers, agents, employees and beneficiaries, and any of their respective successors or assigns (hereafter the "INDEMNITEES," and when referred to singly, an "INDEMNITEE") for, from and against any and all debts, liens, claims, causes of action, administrative orders or notices, costs, fines, penalties or expenses (including, without limitation, reasonable attorneys' fees and expenses) imposed upon, incurred by or asserted against any Indemnitee resulting from, either directly or indirectly, the presence in, upon or under the soil or ground water of any portion of the Property or (if caused by activity at the Property) any properties surrounding the Property of any Hazardous Substances in violation of any Applicable Law by reason of any failure by Tenant or any Person to perform or comply with any of the terms of this SECTION 4.3. Tenant's duty herein includes, but is not limited to, costs associated with personal injury or property damage claims as a result of the presence of Hazardous Substances in, upon or under the soil or ground water of any portion of the Property in violation of any Applicable Law but does not include any attribution of Landlord=s internal administrative costs. Upon Notice from Landlord, Tenant shall undertake the defense, at Tenant's sole cost and expense, of any indemnification duties set forth herein.

        Tenant shall, upon demand, pay to Landlord, as Additional Rent, any cost, expense, loss or damage (including, without limitation, reasonable attorneys' fees) incurred by Landlord and arising from a failure of Tenant strictly to observe and perform the foregoing requirements, which amounts shall bear interest five (5) days after the date of such demand until paid by Tenant to Landlord at the Overdue Rate.

        Notwithstanding any of the foregoing to the contrary, in no event shall Tenant be required to indemnify Landlord against any damage arising from the negligence or other wrongful conduct of Landlord or its employees; nor be required to pay any settlement not approved by Tenant unless Tenant shall have failed to comply with its obligations under the first paragraph of this
    SECTION 4.3.3.

        4.3.4 SURVIVAL. The provisions of this SECTION 4.3 shall survive the expiration or sooner termination of this Agreement.

                                   ARTICLE 5
                         MAINTENANCE AND REPAIRS, ETC.

    5.1  MAINTENANCE AND REPAIR.

        5.1.1 TENANT'S OBLIGATIONS. Tenant shall, at its sole cost and expense, keep the Property and all private roadways, sidewalks and curbs appurtenant thereto (and Tenant's Personal Property) in good order and repair, reasonable wear and tear excepted (whether or not the need for such repairs occurs as a result of Tenant's use, any prior use, the elements or the passage of time), and shall promptly make all necessary and appropriate repairs and replacements thereto of every kind and nature, whether interior or exterior, structural or nonstructural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the commencement of the Term (concealed or otherwise); PROVIDED, HOWEVER, that Tenant shall be permitted to prosecute claims against Landlord's predecessors in title, as well as contractors and suppliers for breach of any representation or warranty made to or on behalf of Landlord, or for any latent defects in the Property. All repairs shall be made in good, workmanlike and first-class manner, in accordance with all applicable federal, state and local statutes, ordinances, by-laws, codes, rules and regulations relating to any such work. Tenant shall not take or omit to take any action, the taking or omission of which would materially impair the value of the Property or any part thereof for its Primary Intended Use. Tenant's obligations under this SECTION 5.1.1 shall be limited in the event of any casualty or Condemnation as set forth in SECTIONS 10.2 AND 11.2. Notwithstanding any provisions of this SECTION 5.1 to the contrary, Tenant's obligations with respect to Hazardous Substances are as set forth in SECTION 4.3.

        Notwithstanding the foregoing, in the event that Landlord shall give notice to Tenant that Tenant is in default of its obligations under SECTION 5.1.1, such default shall not have arisen due to a casualty or a taking, or the requirements of Applicable Laws, and the cost of remedying such default shall exceed $1,000,000 (which amount shall be increased over the term of this Agreement by the increase in the Index from the Commencement Date to the date of such notice), then Landlord shall (at its sole discretion) either agree to provide to Tenant the funds necessary to cure such default, or excuse Tenant from curing such default. If Landlord shall agree to provide such funds then the Minimum Rent, as of the date(s) Landlord shall disburse the same, shall increase by one-twelfth of the product of (a) the amount of funds advanced multiplied by (b) the greater of (i) ten percent (10%) or (ii) the sum of the quoted per annum rate for fifteen year U.S. Treasury obligations on the date(s) of funding plus three hundred fifty
    (350) basis points; and the funds shall be disbursed upon receipt by Landlord of (i) lien waivers from all contractors performing the work for which such funds are provided, and (ii) evidence satisfactory to Landlord that all such work shall have been performed in a first-class manner and in compliance with Applicable Laws.

        "INDEX" shall mean the Consumer Price Index for Urban Consumers, Boston-Lawrence-Salem, Massachusetts/New Hampshire, All Items, 1982-1984=100, (or the Consumer Price Index for the smallest geographic area for which includes Boston-Lawrence-Salem, Massachusetts/New Hampshire. The Index is presently published by the Bureau of Labor Statistics of the United States Department of

    Labor. In the event publication of the Index ceases, then the Index shall be whatever index is published by the United States Department of Labor at that time that is most nearly comparable as a measure of general changes in price levels for such area.

        5.1.2 LANDLORD'S OBLIGATIONS. Landlord shall not, under any circumstances, be required to build or rebuild any improvement on the Property, or to make any repairs, replacements, alterations, restorations or renewals of any nature or description to the Property, whether ordinary or extraordinary, structural or nonstructural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto (except as provided in ARTICLES 10 AND 11 with respect to disbursement of insurance and Award proceeds), or to maintain the Property in any way, except as specifically provided herein. Tenant hereby waives, to the maximum extent permitted by law, the right to make repairs at the expense of Landlord pursuant to any law in effect on the date hereof or hereafter enacted. Landlord shall have the right to give, record and post, as appropriate, notices of nonresponsibility under any mechanic's lien laws now or hereafter existing.

        5.1.3 NONRESPONSIBILITY OF LANDLORD; NO MECHANICS LIENS. Landlord's interest in the Property shall not be subject to liens for Capital Additions made by Tenant and Tenant shall have no power or authority to create any lien or permit any lien to attach to any of the Property or the present estate, reversion or other estate of Landlord in the Property or on the building or other improvements thereon as a result of Capital Additions made by Tenant or for any other cause or reason. All materialmen, contractors, artisans, mechanics and laborers and other persons contracting with Tenant with respect to the Property, or any part thereof, are hereby charged with notice that such liens are expressly prohibited and that they must look solely to Tenant to secure payment for any work done or material furnished for Capital Additions by Tenant or for any other purpose during the term of this Agreement.

        Nothing contained in this Agreement shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied, by inference or otherwise, to any contractor, subcontractor, laborer or materialmen for the performance of any labor or the furnishing of any materials for any alteration, addition, improvement or repair to the Property or any part thereof or as giving Tenant any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to the filing of any lien against the Property or any part thereof nor to subject Landlord's estate in the Property or any part thereof to liability under any mechanic's or materialmen's lien Law of the State in any way, it being expressly understood Landlord's estate shall not be subject to any such liability.

    5.2 TENANT'S PERSONAL PROPERTY. Tenant may, at its expense, install, affix or assemble or place on any parcels of the Land, any items of Tenant's Personal Property; and Tenant may, subject to the conditions set forth below, remove the same at any time, provided that no Default or Event of Default has occurred and is continuing. Tenant shall provide and maintain throughout the Term all such Tenant's Personal Property as shall be necessary in order to operate the Facility, in compliance with applicable Legal Requirements and Insurance Requirements. All of Tenant's Personal Property not removed by Tenant on or prior to the expiration or earlier termination of this Agreement shall be considered abandoned by Tenant and may be appropriated, sold, destroyed or otherwise disposed of by Landlord without the necessity of first giving notice thereof to Tenant, without any payment to Tenant and without any obligation to account therefor. Tenant shall, at its expense, restore the Property to the condition required by SECTION 5.3, including repair of all damage to the Property caused by the removal of Tenant's Personal Property, whether effected by Tenant or Landlord.

    5.3 YIELD UP. Upon the expiration or sooner termination of this Agreement, Tenant shall vacate and surrender the Property to Landlord free from Tenant's Personal Property and free from any Hazardous Substances and in the condition in which the Property was in on the Commencement Date, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this

Agreement, reasonable wear and tear (and casualty damage and Condemnation, in the event that this Agreement is terminated following a casualty or total Condemnation in accordance with ARTICLE 10 or ARTICLE 11) excepted. Notwithstanding the foregoing, Tenant shall not be required to remove fixtures which, at the expiration or sooner termination of this Agreement, shall be in compliance with Applicable Law and remain in good order and condition, nor shall Tenant be required to remove Hazardous Materials which were either part of the Facility base building construction at the Commencement Date or which are added to the Facility during the term with Landlord=s consent, but without conditioning of such consent on removal by Tenant, and in either case which, at the expiration or sooner termination of this Agreement, shall be in compliance with Applicable Laws.

    5.4 ENCROACHMENTS, RESTRICTIONS, ETC. If any of the Improvements shall, at any time, encroach upon any property, street or right-of-way adjacent to the Property, or shall violate the agreements or conditions contained in any lawful restrictive covenant or other agreement affecting the Property, or any part thereof, or shall impair the rights of others under any easement or right-of-way to which the Property is subject, upon the request of Landlord (but only as to any encroachment, violation or impairment that is not a Permitted Encumbrance) or of any Person affected by any such encroachment, violation or impairment, Tenant shall, at its sole cost and expense, subject to its right to contest the existence of any encroachment, violation or impairment in accordance with the provisions of ARTICLE 8, either (a) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, whether the same shall affect Landlord or Tenant, or (b) make such changes in the Leased Improvements and take such other actions, as are necessary to remove such encroachment and to end such violation or impairment, including, if necessary, the alteration of any of the Improvements and, in any event, take all such actions as may be necessary in order to ensure the continued operation of the Facility for the Primary Intended Use substantially in the manner and to the extent such Facility was operated prior to the assertion of such violation, impairment or encroachment. Any such alteration shall be made in conformity with the applicable requirements of this
ARTICLE 5. Tenant's obligations under this SECTION 5.4 shall be in addition to and shall in no way discharge or diminish any obligation of any insurer under any policy of title or other insurance.

    5.5 LANDLORD TO GRANT EASEMENTS, ETC. Landlord shall from time to time, so long as no Default or Event of Default shall have occurred and be continuing, at the request of Tenant and at Tenant's sole cost and expense, (a) grant easements and other rights in the nature of easements with respect to the Property to third parties; (b) release existing easements or other rights in the nature of easements which are for the benefit of the Property; (c) dedicate or transfer unimproved portions of the Property for road, highway or other public purposes;
(d) execute petitions to have the Property annexed to any municipal corporation or utility district; (e) execute amendments to any covenants and restrictions affecting the Property; and (f) execute and deliver to any Person any instrument appropriate to confirm or effect such grants, release, dedications, transfers, petitions and amendments (to the extent of its interests in the Property); PROVIDED, HOWEVER, that Landlord shall have first determined that such grant, release, dedication, transfer, petition or amendment is not detrimental to the operation of the Property for the Primary Intended Use and does not materially reduce the value of the Property, and Landlord shall have received an Officer's Certificate confirming such determination, together with such additional ainformation with respect thereto as Landlord may reasonably request.

                                   ARTICLE 6
                            CAPITAL ADDITIONS, ETC.

    6.1 CONSTRUCTION OF CAPITAL ADDITIONS. Tenant shall not construct or install Capital Additions on the Property without obtaining Landlord's prior written consent, provided that no consent shall be required for any Capital Addition so long as (a) the Capital Additions Costs for such Capital Addition are less than $150,000 in the aggregate; (b) such construction or installation would not adversely affect or violate any Legal Requirement or Insurance Requirement applicable to the Property; (c) the Capital Addition Costs incurred or to be incurred by Tenant in the twelve-month period ending with the completion of the latest Capital Additions shall not exceed $500,000; and (d) Landlord shall have received an Officer's Certificate certifying as to the satisfaction of the conditions set out in clauses (a), (b) and (c) above. Landlord shall not unreasonably withhold consent to any Capital Addition which shall not alter the character of the Property or diminish the value of the Property (which, in the event of a dispute, shall be determined by a Qualified Appraiser selected by Landlord and reasonably acceptable to Tenant). If Landlord's consent is required, prior to commencing construction of any Capital Addition, Tenant shall submit to Landlord, in writing, a proposal setting forth, in reasonable detail, any proposed Capital Addition and, if required by Landlord, the report of the Qualified Appraiser attesting to effect on value and shall provide to Landlord such plans and specifications, permits, licenses, contracts and other information concerning the proposed Capital Addition as Landlord may reasonably request. Landlord shall have thirty (30) days to review all materials submitted to Landlord in connection with any such proposal. Failure of Landlord to respond to Tenant's proposal within thirty (30) days after receipt of all information and materials requested by Landlord in connection with the proposed Capital Addition shall be deemed to constitute approval of such proposed Capital Addition, provided that such proposal states prominently that the failure of Landlord to respond within such 30-day period shall constitute approval. Without limiting the generality of the foregoing, such proposal shall indicate the approximate projected cost of constructing such Capital Addition and the use or uses to which it will be put. No Capital Addition shall be made which would tie in or connect any Improvement on the Property with any other improvements on property adjacent to the Property. Any Capital Additions shall, upon the expiration or sooner termination of this Agreement, pass to and become the property of Landlord, free and clear of all encumbrances other than Permitted Encumbrances.

    6.2 NON-CAPITAL ADDITIONS. Tenant shall have the right, at Tenant's sole cost and expense, without Landlord consent, to make additions, modifications or improvements to the Property which are not Capital Additions ("NON-CAPITAL ADDITIONS") from time to time as Tenant, in its discretion, may deem desirable for the Primary Intended Use (including, without limitation, the improvement, in a fashion consistent with the remainder of the Facility, of portions of the Facility that are, as of the Commencement Date, unfinished shelf space) provided that any such Non-Capital Addition will not materially alter the character or purpose or materially detract from the value or operating efficiency of the Property or adversely affect the ability of Tenant to comply with the provisions of this Agreement and, without limiting the foregoing, will not adversely affect or violate any Legal Requirement or Insurance Requirement applicable to the Property. All such Non-Capital Additions shall, upon expiration or earlier termination of this Agreement, pass to and become the property of Landlord, free and clear of all liens and encumbrances, other than Permitted Encumbrances.

                                   ARTICLE 7
                                     LIENS

    Subject to ARTICLE 8, Tenant shall not, directly or indirectly, create or allow to remain and shall promptly discharge or bond over in a manner reasonably satisfactory to Landlord, at its expense, any lien, encumbrance, attachment, title retention agreement or claim upon the Property or Tenant's leasehold interest therein or any attachment, levy, claim or encumbrance in respect of the Rent, other than (a) Permitted Encumbrances; (b) restrictions, liens and other encumbrances which are consented to in writing by Landlord (which shall, upon such consent, become "Permitted Encumbrances"); (c) liens for those taxes of Landlord which Tenant is not required to pay hereunder; (d) subleases permitted by ARTICLE 17; (e) liens for Impositions or for sums resulting from noncompliance with Legal Requirements so long as (i) the same are not yet payable, or (ii) are being contested in accordance with ARTICLE 8; (f) liens of mechanics, laborers, materialmen, suppliers or vendors incurred in the ordinary course of business that are not yet due and payable or are for sums that are being contested in accordance with
ARTICLE 8; and (g) any Facility Mortgages or other liens which are the responsibility of Landlord pursuant to the provisions of ARTICLE 21.

                                   ARTICLE 8
                               PERMITTED CONTESTS

    Tenant shall have the right to contest the amount or validity of any Imposition, Legal Requirement, Insurance Requirement, lien, attachment, levy, encumbrance, charge or claim (collectively, "CLAIMS") by appropriate legal proceedings, conducted in good faith and with due diligence, provided that (a) the foregoing shall in no way be construed as relieving, modifying or extending Tenant's obligation to pay any Claims as finally determined; (b) such contest shall not cause Tenant to be in default under any mortgage or deed of trust encumbering its interest in the Property or result in a lien attaching to the Property which is not discharged or bonded within 10 days of Notice to Tenant of its attachment; (c) no part of the Property nor any Rent therefrom shall be in any immediate danger of sale, forfeiture, attachment or loss; and (d) Tenant shall indemnify and hold harmless Landlord from and against any cost, claim, damage, penalty or reasonable expense, including reasonable attorneys' fees, incurred by Landlord in connection therewith or as a result thereof. Upon Landlord's request, which request may be made by Landlord only if the Security Deposit then held by Landlord shall not be at least three times the amount of the Claim (together with interest and penalties), Tenant shall either (i) provide a bond, title indemnity, endorsement or other assurance reasonably satisfactory to Landlord that all Claims which may be assessed against the Property, together with all interest and penalties thereon will be paid, or (ii) deposit within the time otherwise required for payment with a bank or trust company, as trustee, as security for the payment of such Claims, an amount sufficient to pay the same, together with interest and penalties in connection therewith and all Claims which may be assessed against or become a Claim on the Property, or any part thereof, in connection with any such contest. Tenant shall furnish Landlord and any Facility Mortgagee with reasonable evidence of such deposit, title indemnity, endorsement or other assurance within five (5) days after request therefor. Landlord agrees to join in any such proceedings if required legally to prosecute such contest, provided that Landlord shall not thereby be subjected to any liability therefor (including, without limitation, for the payment of any costs or expenses in connection therewith). Tenant shall be entitled to any refund of any Claims and such charges and penalties or interest thereon which have been paid by Tenant or paid by Landlord and for which Landlord has been fully reimbursed by Tenant. If Tenant shall fail (x) to pay any Claims when finally determined, (y) to provide security therefor as provided in this ARTICLE 8, or (z) to prosecute any such contest diligently and in good faith, Landlord may, upon reasonable notice to Tenant which notice shall not be required if Landlord shall reasonably determine that the same is not practicable), pay such charges, together with interest and penalties due with respect thereto, and Tenant shall reimburse Landlord therefor, upon demand, as Additional Rent.

                                   ARTICLE 9
                         INSURANCE AND INDEMNIFICATION

    9.1 GENERAL INSURANCE REQUIREMENTS. Tenant shall, at all times during the Term and at any other time Tenant shall be in possession of the Property, keep the Property and all property located therein or thereon, including Tenant's Personal Property, insured against the risks and in the amounts as follows and shall maintain the following insurance:

        (a) "All-risk" property insurance, including insurance against loss or damage by fire, vandalism and malicious mischief, explosion of steamboilers, pressure vessels or other similar apparatus, now or hereafter installed in the Facility, extended coverage perils, earthquake and all physical loss perils insurance, including, but not limited to, sprinkler leakage, in an amount equal to one hundred percent (100%) of the then full Replacement Cost thereof (as defined in SECTION 9.2) with the usual extended coverage endorsements, including a Replacement Cost and Agreed Amount Endorsement and Builder's Risk Coverage during the continuance of any construction at the Property;

        (b) Loss of rents insurance in an amount not less than the Rent due for any succeeding twenty-four (24) month period hereunder;

        (c) Commercial general liability insurance, including bodily injury and property damage (on an occurrence basis and on a 1988 ISO CGL form or its equivalent or otherwise in the broadest form available, including, without limitation, broad form contractual liability, fire legal liability, independent contractor's hazard and completed operations coverage) in an amount not less than One Million Dollars ($1,000,000) per occurrence, Two Million Dollars ($2,000,000) in the aggregate and umbrella coverage of all such claims in an amount not less than Twenty Million Dollars ($20,000,000);

        (d) Flood (if the Property is located in whole or in part within an area identified as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, as amended, or the Flood Disaster Protection Act of 1973, as amended (or any successor acts thereto)) and such other hazards and in such amounts as may be customary for comparable properties in the area;

        (e) Worker's compensation insurance coverage for all persons employed by Tenant on the Property with statutory limits and otherwise with limits of and provisions in accordance with the requirements of applicable local, State and federal law, and employer's liability insurance in such amounts as Landlord shall reasonably require; and

        (f) Such additional insurance or increased limits on the coverages stated above as may be reasonably required, from time to time, by Landlord or any Facility Mortgagee.

    9.2 REPLACEMENT COST. "REPLACEMENT COST" as used herein shall mean the actual replacement cost of the property requiring replacement from time to time, including an increased cost of construction endorsement, less exclusions provided in the standard form of fire insurance policy. In the event either party believes that the then full Replacement Cost has increased or decreased at any time during the Term, such party, at its own cost, shall have the right to have such full Replacement Cost redetermined by an accredited appraiser approved by the other, which approval shall not be unreasonably withheld or delayed. The party desiring to have the full Replacement Cost so redetermined shall forthwith, on receipt of such determination by such appraiser, give written notice thereof to the other. The determination of such appraiser shall be final and binding on the parties hereto, and Tenant shall forthwith conform the amount of the insurance carried to the amount so determined by the appraiser.

    9.3 WAIVER OF SUBROGATION. Landlord and Tenant agree that (insofar as and to the extent that such agreement may be effective without invalidating or making it impossible to secure insurance coverage from responsible insurance companies doing business in the State) with respect to any property loss which is covered by insurance then being carried by Landlord or Tenant, respectively, the party carrying such insurance and suffering said loss releases the other of and from any and all claims with respect to such loss; and they further agree that their respective insurance companies shall have no right of subrogation against the other on account thereof, even though extra premium may result therefrom. In the event that any extra premium is payable by Tenant as a result of this provision, Landlord shall not be liable for reimbursement to Tenant for such extra premium.

    9.4 FORM SATISFACTORY, ETC. All insurance policies and endorsements required pursuant to this ARTICLE 9 shall be fully paid for, nonassessable and shall contain such provisions and expiration dates and be in such form and amounts and issued by insurance carriers authorized to do business in the State, having a general policy holder's rating of A or A+ in Best's latest rating guide, and as otherwise shall be reasonably approved by Landlord. Without limiting the foregoing, such policies shall include no deductible in excess of $25,000 (unless consistent with deductibles included in policies carried by entities engaged in similar businesses and owning similar properties similarly situated and agreed to in advance by Landlord) and, with the exception of the insurance described in SECTION 9.1(E), shall name Landlord and any Facility Mortgagee as additional insureds, as their interests may appear except that the insurance under Section 9.1(a) and (b) above shall list Landlord as the first named insured. All losses shall be payable to Landlord, any Facility Mortgagee or Tenant as provided in ARTICLE 10. Any loss adjustment shall require the prior written consent of Landlord, Tenant, and each Facility Mortgagee. Tenant shall pay all insurance premiums and deliver policies or certificates thereof to Landlord prior to their effective date (and, with respect to any renewal policy, thirty (30) days prior to the expiration of the existing policy) and, in the event Tenant shall fail to effect such insurance as herein required, to pay the premiums therefor or to deliver such policies or certificates to Landlord or any Facility Mortgagee at the times required, Landlord shall have the right, but not the obligation, to acquire such insurance and pay the premiums therefor, which amounts shall be payable to Landlord, upon demand, as Additional Rent, together with interest accrued thereon at the Overdue Rate from the date such demand is made until the date repaid. All such policies shall provide Landlord (and any Facility Mortgagee, if required by the same) thirty (30) days' prior written notice of any modification, expiration or cancellation of such policy.

    9.5 BLANKET POLICY. Notwithstanding anything to the contrary contained in this ARTICLE 9, Tenant's obligation to maintain the insurance herein required may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Tenant and its Affiliated Persons, provided, that (a) the coverage thereby afforded will not be reduced or diminished from that which would exist under a separate policy meeting all other requirements of this Agreement, and (b) the requirements of this ARTICLE 9 are otherwise satisfied. Without limiting the foregoing, the amounts of insurance that are required to be maintained pursuant to Section 9.1 shall be on a Facility by Facility basis, and shall not be subject to an aggregate limit.

    9.6 NO SEPARATE INSURANCE. Tenant shall not take out separate insurance, concurrent in form or contributing in the event of loss with that required by this ARTICLE 9, or increase the amount of any existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of such insurance, including Landlord and all Facility Mortgagees, are included therein as additional insureds and the loss is payable under such insurance in the same manner as losses are payable under this Agreement. In the event Tenant shall take out any such separate insurance or increase any of the amounts of the then existing insurance, Tenant shall give Landlord prompt Notice thereof.

    9.7 INDEMNIFICATION OF LANDLORD. Notwithstanding the existence of any insurance provided for herein and without regard to the policy limits of any such insurance, Tenant shall protect, indemnify and hold harmless Landlord for, from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and reasonable expenses (including, without limitation, reasonable attorneys' fees), to the maximum extent permitted by law, imposed upon or incurred by or asserted against Landlord by reason of: (a) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Property or adjoining sidewalks or rights of way, including, without limitation, any claims of malpractice; (b) any past, present or future use, misuse, non-use, condition, management, maintenance or repair by Tenant or anyone claiming under Tenant of the Property or Tenant's Personal Property or any litigation, proceeding or claim by governmental entities or other third parties to which Landlord is made a party or participant relating to the Property and arising during the Term or Tenant's Personal Property or such use, misuse, non-use, condition, management, maintenance, or repair thereof including, failure to perform obligations (other than Condemnation proceedings) to which Landlord is made a party; (c) any Impositions (which are the obligations of Tenant to pay pursuant to the applicable provisions of this Agreement);

and (d) any failure on the part of Tenant or anyone claiming under Tenant to perform or comply with any of the terms of this Agreement. Subject to the provisions of Article 8, Tenant shall pay all amounts payable under this SECTION
9.7 within ten (10) days after demand therefor, and if not timely paid, such amounts shall bear interest at the Overdue Rate from the date due to the date of payment. Tenant, at its expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Landlord or may compromise or otherwise dispose of the same, provided Landlord shall be fully released or bonded off in form satisfactory to Landlord. The obligations of Tenant under this SECTION 9.7 are in addition to the obligations set forth in
SECTION 4.4 and shall survive the termination of this Agreement.

                                   ARTICLE 10
                                    CASUALTY

    10.1 INSURANCE PROCEEDS. All proceeds payable by reason of any loss or damage to the Property, or any portion thereof, and insured under any policy of insurance required by ARTICLE 9 (including, without limitation, proceeds of any loss of rents insurance) shall be paid directly to Landlord (subject to the provisions of SECTION 10.2). If Tenant is required to reconstruct or repair the Property as provided herein, such proceeds shall be paid out by Landlord from time to time for the reasonable costs of reconstruction or repair of the Property necessitated by such damage or destruction, subject to the provisions of SECTION 10.2.4. Any excess proceeds of insurance remaining after the completion of the restoration shall be paid to Tenant, except for any portion reasonably reserved against any Event of Default that has occurred and is continuing. In the event that SECTION 10.2.1 below is applicable, the insurance proceeds shall be retained by the party entitled thereto pursuant to SECTION
10.2.1. All salvage resulting from any risk covered by insurance shall belong to Landlord, except that any salvage related to Tenant's Capital Additions and Tenant's Personal Property shall belong to Tenant and Landlord shall apply the proceeds received for any salvage to the costs paid by Tenant for restoration.

    10.2  DAMAGE OR DESTRUCTION.

        10.2.1 DAMAGE OR DESTRUCTION OF LEASED PROPERTY. If, during the Term, the Property shall be totally or partially destroyed and the Facility located thereon is thereby rendered Unsuitable for Its Primary Intended Use, Tenant shall purchase the Property from Landlord for a purchase price equal to the Adjusted Purchase Price of the Property. If Tenant purchases the Property as provided herein, the closing with respect thereto shall occur on a date designated by Landlord by Notice to Tenant (but in no event prior to 30 days after such Notice), this Agreement shall terminate upon payment of the purchase price therefor, and Landlord shall remit to Tenant all insurance proceeds pertaining to the Property then held by Landlord and shall assign to Tenant all rights to any proceeds available to Landlord under the insurance policies carried by Tenant pursuant to Section 9.1(a).

        10.2.2 PARTIAL DAMAGE OR DESTRUCTION. If, during the Term, the Property shall be totally or partially destroyed but the Facility located thereon is not rendered Unsuitable for Its Primary Intended Use, Tenant shall promptly restore such Facility as provided in SECTION 10.2.4.

        10.2.3 INSUFFICIENT INSURANCE PROCEEDS. If the cost of the repair or restoration of the Property exceeds the amount of insurance proceeds received by Landlord pursuant to ARTICLE 9, Tenant shall contribute any excess amounts needed to restore the Property. Such difference shall be paid by Tenant to Landlord and held by Landlord, together with any other insurance proceeds, for application to the cost of repair and restoration.

        10.2.4 DISBURSEMENT OF PROCEEDS. In the event Tenant is required to restore the Property pursuant to SECTION 10.2, Tenant shall, at its sole cost and expense, commence promptly and continue diligently to perform the repair and restoration of the Property (hereinafter called the "WORK"), or shall cause the same to be done, so as to restore it in full compliance with all Legal Requirements so that the Property shall be at least equal in value and general utility to its general utility and value immediately prior to such damage or destruction and substantially similar thereto. Subject to the terms hereof, Landlord shall advance the casualty insurance proceeds available under the policy carried by Tenant pursuant to
    Section 9.1(a) and the amounts paid to Landlord pursuant to SECTION 10.2.3 to Tenant regularly during the repair and restoration period so as to permit payment for the cost of any such restoration and repair. Any such advances shall be for not less than $25,000 (or such lesser amount as equals the entire balance of the repair and restoration) and Tenant shall submit to Landlord a written requisition and substantiation therefor on AIA Forms G702 and G703 (or on such other form or forms as may be reasonably acceptable to Landlord). Landlord may, at its option, condition advancement of said insurance proceeds and other amounts on (a) the absence of any Event of Default; (b) its reasonable approval of plans and specifications of an architect reasonably satisfactory to Landlord; (c) general contractors' estimates; (d) architect's certificates; (e) unconditional lien waivers of general contractors; (f) evidence of approval by all governmental authorities and other regulatory bodies whose approval is required; and (g) such other certificates as Landlord may, from time to time, reasonably require. Proceeds of loss of rents insurance shall be applied by Landlord, on the first day of the calendar month following such disbursement, first to the payment of all Minimum Rent, Additional Rent and Additional Charges then due and payable and to become due and payable for the period for which such proceeds have been paid by the insurance provider, and the balance, if any, to Tenant. If, at any time, the amount of such proceeds will be insufficient to pay all Minimum Rent, Additional Rent and Additional Charges due or to come due during such period, Landlord may, in its sole discretion, suspend disbursement of any casualty proceeds to Tenant.

    10.3  DAMAGE NEAR END OF TERM.  Notwithstanding any provisions of SECTION
10.1 OR 10.2 to the contrary, if damage to or destruction of the Property occurs during the last twenty-four (24) months of the Term and if such damage or destruction cannot reasonably be expected to be fully repaired and restored prior to the date that is six (6) months prior to the end of such Term, the provisions of SECTION 10.2.1 shall apply as if the Property had been totally or partially destroyed and the Facility located thereon rendered Unsuitable for its Primary Intended Use.

    10.4 TENANT'S PROPERTY. All insurance proceeds payable by reason of any loss of or damage to any of Tenant's Personal Property or Tenant's Capital Additions shall be paid to Tenant and, to the extent necessary to repair or replace Tenant's Capital Additions or Tenant's Personal Property in accordance with SECTION 10.5, Tenant shall apply such proceeds only toward the cost of repairing or replacing damaged Tenant's Personal Property or Tenant's Capital Additions.

    10.5 RESTORATION OF TENANT'S PROPERTY. If Tenant is required to restore the Property as hereinabove provided, Tenant shall either (a) restore those items of Tenant's Personal Property needed for the efficient operation of the Facility, or (b) replace such items with items of the same or better quality and utility.

    10.6 NO ABATEMENT OF RENT. This Agreement shall remain in full force and effect and Tenant's obligation to make all payments of Rent and to pay all other charges as and when required under this Agreement shall, except as otherwise provided in SECTION 10.2.1, remain unabated during the Term notwithstanding any damage involving the Property (provided that Landlord shall credit against such payments any amounts paid to Landlord as a consequence of such damage under any business interruption insurance obtained by Tenant hereunder). The provisions of this ARTICLE 10 shall be considered an express agreement governing any cause of damage or destruction to the Property and, to the maximum extent permitted by Applicable Law, no local or State statute, law, rule, regulation or ordinance in effect during the Term which provide for such a contingency shall have any application in such case.

    10.7 WAIVER. Tenant hereby waives any statutory rights of termination which may arise by reason of any damage or destruction of the Property.

                                   ARTICLE 11
                                  CONDEMNATION

    11.1 TOTAL CONDEMNATION, ETC. If either (a) the whole of the Property shall be taken by Condemnation or (b) a Condemnation of less than the whole of the Property renders the Property Unsuitable for Its Primary Intended Use, this Agreement shall terminate as of the date of such condemnation, and Tenant and Landlord shall seek the Award for their interests in the Property as provided in
SECTION 11.5. If the Award received by Landlord for Landlord's interest in the Property is less than the Adjusted Purchase Price, Tenant shall contribute and pay to Landlord the amount of such shortfall.

    11.2 PARTIAL CONDEMNATION. In the event of a Condemnation of less than the whole of the Property such that the Property is still suitable for its Primary Intended Use, Tenant shall, at its sole cost and expense, commence promptly and continue diligently to restore the untaken portion of the Improvements on the Property so that such Improvements shall constitute a complete architectural unit of the same general character and condition (as nearly as may be possible under the circumstances) as the Improvements existing immediately prior to such Condemnation, in full compliance with all Legal Requirements. Subject to the terms hereof, Landlord shall contribute to the cost of restoration that part of the Award necessary to complete such repair or restoration, together with severance and other damages awarded for the taken Improvements, to Tenant regularly during the restoration period so as to permit payment for the cost of such repair or restoration. Landlord may, at its option, condition advancement of such Award and other amounts on (a) the absence of any Default or Event of Default; (b) its approval of plans and specifications of an architect satisfactory to Landlord (which approval shall not be unreasonably withheld or delayed); (c) general contractors' estimates; (d) architect's certificates; (e) unconditional lien waivers of general contractors; (f) evidence of approval by all governmental authorities and other regulatory bodies whose approval is required; and (g) such other certificates as Landlord may, from time to time, reasonably require. Landlord's obligation under this SECTION 11.2 to disburse the Award and such other amounts shall be subject to the collection thereof by Landlord. Tenant's obligation to restore the Property shall be subject to the release of the Award by the Facility Mortgagee to Landlord and Landlord=s release of the Award to Tenant in accordance with the terms of this Agreement. If the cost of the restoration of the Property exceeds that part of the Award necessary to complete such restoration, together with severance and other damages awarded for the taken Improvements, Tenant shall contribute upon the demand of Landlord any excess amounts needed to restore the Property. Such difference shall be paid by Tenant to Landlord and held by Landlord, together with such part of the Award and such severance and other damages, for application to the cost of restoration.

    11.3 ABATEMENT OF RENT. Other than as specifically provided in this Agreement, this Agreement shall remain in full force and effect and Tenant's obligation to make all payments of Rent and to pay all other charges as and when required under this Agreement shall remain unabated during the Term notwithstanding any Condemnation. The provisions of this ARTICLE 11 shall be considered an express agreement governing any Condemnation and, to the maximum extent permitted bylaw, no local or State statute, law, rule, regulation or ordinance in effect during the Term which provides for such a contingency shall have any application in such case. Notwithstanding the foregoing, to the extent this Agreement shall not be terminated due to any Condemnation but Landlord shall receive an Award which it shall not remit to Tenant and which shall not be available to Tenant for restoration as provided in Section 11.2 (the "RETAINED AWARD") then the Minimum Rent due from time to time shall be reduced by the percentage determined by dividing the Retained Award by the Adjusted Purchase Price.

    11.4 TEMPORARY CONDEMNATION. In the event of any temporary Condemnation of all or any part of the Property or Tenant's interest therein, this Agreement shall continue in full force and effect, and Tenant shall continue to pay, in the manner and on the terms herein specified, the full amount of the Rent. Tenant shall continue to perform and observe all of the other terms and conditions this Agreement on the part of the Tenant to be performed and observed. Provided no Default or Event of Default has occurred and is continuing, the entire amount of any Award made for such temporary Condemnation allocable to the Term, whether paid by way of damages, rent or otherwise, shall be paid to Tenant. Tenant shall, promptly upon the termination of any such period of temporary Condemnation, at its sole cost and expense, restore the Property to the condition that existed immediately prior to such Condemnation, in full compliance with all Legal Requirements, unless such period of temporary Condemnation shall extend beyond the expiration of the Term, in which event Tenant shall not be required to make such restoration. For purposes of this
SECTION 11.4, a Condemnation shall be deemed to be temporary if the period of such Condemnation is not expected to exceed twenty-four (24) months.

    11.5 ALLOCATION OF AWARD. Except as provided in the second sentence of this SECTION 11.5, the total Award shall be solely the property of and payable to Landlord. Any portion of the Award made for the taking of Tenant's leasehold interest in the Property, Tenant's Capital Additions, loss of business during the remainder of the Term, the taking of Tenant's Personal Property, or Tenant's removal and relocation expenses shall be the sole property of and payable to Tenant (subject to the provisions of SECTION 11.2). In any Condemnation proceedings, Landlord and Tenant shall each seek its own Award in conformity herewith, at its own expense.

                                   ARTICLE 12
                             DEFAULTS AND REMEDIES

    12.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall constitute an "EVENT OF DEFAULT" hereunder:

        (a) should Tenant fail to make any payment of Rent when due and such failure shall continue for a period of at least five (5) Business Days after Notice thereof; or

        (b) should Tenant shall fail to maintain the insurance coverages required under ARTICLE 9 and such failure shall continue for a period of at least five (5) Business Days after Notice; or

        (c) should Tenant default in the due observance or performance of any of the terms, covenants or agreements contained herein to be performed or observed by it (other than as specified in clauses (a) and (b) above) and such default shall continue for a period of thirty (30) days after Notice thereof from Landlord to Tenant (provided that Notice but no such cure period shall be required if Landlord shall reasonably determine immediate action is necessary to protect person or property); PROVIDED, HOWEVER, that if such default is susceptible of cure but such cure cannot be accomplished with due diligence within such period of time and if, in addition, Tenant commences to cure such default within thirty (30) days after Notice thereof from Landlord and thereafter prosecutes the curing of such default with all due diligence and Landlord shall not be materially affected by the continuing uncured default, such period of time shall be extended to such period of time (not to exceed an additional ninety (90) days in the aggregate) as may be necessary to cure such default with all due diligence; or

        (d) should Tenant have failed to pay Rent timely at least three times during any twelve-month period during the Term and Landlord shall have given Tenant at least two (2) Notices during any such twelve-month period of Tenant's failure to pay Rent when due; or

        (e) should there occur a final unappealable determination by applicable State authorities of the revocation or limitation of any license, permit, certification or approval required for the lawful operation of the Facility in accordance with the Primary Intended Use; or

        (f) should any representation or warranty made by or on behalf of Tenant or any other Person under or in connection with this Agreement, or in any document, certificate or agreement delivered in connection herewith or therewith prove to have been false or misleading in any material respect on the date when made or deemed made; or

        (g) should Tenant generally not be paying its debts as they become due, or should Tenant make a general assignment for the benefit of creditors; or

        (h) should any petition be filed by or against Tenant under the Federal bankruptcy laws, or should any other proceeding be instituted by or against Tenant seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for Tenant, or for any substantial part of the property of Tenant, and such proceeding is not dismissed, stayed or bonded against within ninety (90) days after institution thereof, or should Tenant take any action to authorize or effect any of the actions set forth above in this paragraph; or

        (i) should Tenant institute any proceeding for its dissolution or termination; or

        (j) should Tenant voluntarily cease operation of the Property for the Primary Intended Use for a period in excess of thirty (30) consecutive days, except as a result of damage, destruction or partial or complete Condemnation; or

        (k) should a default occur under any mortgage which is secured by Tenant's leasehold interest hereunder entitling the holder to accelerate the debt secured thereby or to commence foreclosure proceedings in connection with said mortgage; or

        (l) should the estate or interest of Tenant in the Property or any part thereof be levied upon or attached in any proceeding and the same shall not be vacated or discharged within the later of (x) one hundred and twenty
    (120) days after commencement thereof, unless the amount in dispute is less than $100,000, in which case Tenant shall give Notice to Landlord of the dispute but Tenant may defend in any suitable way, and (y) thirty (30) days after receipt by Tenant of Notice thereof from Landlord (unless Tenant shall be contesting such lien or attachment in good faith in accordance with
    ARTICLE 8);

then, and in any such event, Landlord, in addition to all other remedies available to it, may terminate this Agreement by giving Notice thereof to Tenant and upon the expiration of the time, if any, fixed in such Notice, this Agreement shall terminate and all rights of Tenant under this Agreement shall cease. Landlord shall have and may exercise all rights and remedies available at law and in equity to Landlord as a result of Tenant's breach of this Agreement.

    Upon the occurrence of an Event of Default, Landlord may, in addition to any other remedies provided herein, subject to Applicable Law, enter upon the Property or any portion thereof and take possession of any and all of Tenant's Personal Property on the Property without liability for trespass or conversion (Tenant hereby waiving any right to notice or hearing prior to such taking of possession by Landlord) and sell the same at public or private sale, after giving Tenant reasonable Notice of the time and place of any public or private sale, at which sale Landlord or its assigns may purchase all or any portion of Tenant's Personal Property unless otherwise prohibited by law. Unless otherwise provided by law and without intending to exclude any other manner of giving Tenant reasonable notice, the requirement of reasonable Notice shall be met if such Notice is given at least ten (10) days before the date of sale. The proceeds from any such disposition, less all expenses incurred in connection with the taking of possession, holding and selling of such property (including, reasonable attorneys' fees) shall be applied as a credit against the indebtedness which is secured by the security interest granted in SECTION 7.2. Any surplus shall be paid to Tenant or as otherwise required by law and Tenant shall pay any deficiency to Landlord, as Additional Charges, upon demand.

    12.2  REMEDIES.  None of (a) the termination of this Agreement pursuant to
SECTION 12.1; (b) the repossession of the Property or any portion thereof; (c) the failure of Landlord to re-let the Property or any portion thereof; nor (d) the reletting of all or any of portion of the Property, shall relieve Tenant of its liability and obligations hereunder, all of which shall survive any such termination, repossession or re-letting. In the event of any such termination, Tenant shall forthwith pay to Landlord all Rent due and payable hereunder through and including the date of such termination. Thereafter, Tenant, until the end of what would have been the Term of this Agreement in the absence of such termination, shall be liable to Landlord for, and shall pay to Landlord, as current damages, the Rent and other charges which would be payable hereunder for the remainder of the Term had such termination not occurred, less the net proceeds, if any, of any re-letting of the Property, after deducting all expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys' fees, advertising, expenses of employees, alteration costs and expenses of preparation for such reletting. Tenant shall pay such current damages to Landlord monthly on the days on which the Minimum Rent would have been payable hereunder if this Agreement had not been so terminated with respect to such of the Property.

    At any time after such termination, whether or not Landlord shall have collected any such current damages, as liquidated final damages beyond the date of such termination, at Landlord's election, Tenant shall pay to Landlord either
(a) an amount equal to the excess, if any (discounted to present value at the Prime Rate), of the Rent and other charges which would be payable hereunder from the date of such termination (assuming that, for the purposes of this paragraph, annual payments by Tenant on account of Impositions would be the same as payments required for the immediately preceding twelve calendar months, or if less than twelve calendar months have expired since the Commencement Date, the payments required for such lesser period projected to an annual amount) for what would be the then unexpired term of this Agreement if the same remained in effect, less the Fair Market Rental for the same period, or (b) an amount equal to the lesser of (i) the Rent and other charges that would have been payable for the balance of the Term had it not been terminated, and (ii) the aggregate of the Rent and other charges accrued in the nine (9) months ended next prior to such termination. In the event this Agreement is so terminated prior to the expiration of the first full year of the Term, the liquidated damages which Landlord may elect to recover pursuant to clause (b) (ii) of this paragraph shall be calculated as if such termination had occurred on the first anniversary of the Commencement Date. Nothing contained in this Agreement shall, however, limit or prejudice the right of Landlord to prove and obtain in proceedings for bankruptcy or insolvency an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than, equal to, or less than the amount of the loss or damages referred to above.

    In case of any Event of Default, re-entry, expiration and dispossession by summary proceedings or otherwise, Landlord may (a) relet the Property as to which this Agreement is so terminated or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord's option, be equal to, less than or exceed the period which would otherwise have constituted the balance of the Term and may grant concessions or free rent to the extent that Landlord considers advisable and necessary to relet the same, and (b) may make such reasonable alterations, repairs and decorations in the Property or any portion thereof as Landlord, in its sole and absolute discretion, considers advisable and necessary for the purpose of reletting the Property; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall in no event be liable in any way whatsoever for any failure to relet all or any portion of the Property, or, in the event that the Property is relet, for failure to collect the rent under such reletting. To the maximum extent permitted by law, Tenant hereby expressly waives any and all rights of redemption granted under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Property, by reason of the violation by Tenant of any of the covenants and conditions of this Agreement.

    12.3  TENANT'S WAIVER.  IF THIS AGREEMENT IS TERMINATED PURSUANT TO SECTION
12.1 OR 12.2, TENANT WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY RIGHT TO A TRIAL BY JURY IN THE EVENT OF SUMMARY PROCEEDINGS TO ENFORCE THE REMEDIES SET FORTH IN THIS ARTICLE 12, AND THE BENEFIT OF ANY LAWS NOW OR HEREAFTER IN FORCE EXEMPTING PROPERTY FROM LIABILITY FOR RENT OR FOR DEBT.

    12.4 APPLICATION OF FUNDS. Any payments received by Landlord under any of the provisions of this Agreement during the existence or continuance of any Default or Event of Default (and any payment made to Landlord rather than Tenant due to the existence of any Default or Event of Default) shall be applied to Tenant's obligations under this Agreement in such order as Landlord may determine or as may be required by Applicable Law.

    12.5 LANDLORD'S RIGHT TO CURE TENANT'S DEFAULT. If a Default shall have occurred and be continuing, Landlord, after Notice to Tenant (which Notice shall not be required if Landlord shall reasonably determine in good faith immediate action is necessary to protect person or property), without waiving or releasing any obligation of Tenant and without waiving or releasing any Default, may (but shall not be obligated to), at any time thereafter, make such payment or perform such act for the account and at the expense of Tenant, and may, to the maximum extent permitted by law, enter upon the Property or any portion thereof for such purpose and take all such action thereon as, in Landlord's sole and absolute discretion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Tenant. All reasonable costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by Landlord in connection therewith (except to the extent such costs and expenses arise out of the negligence or wilful misconduct of Landlord or its agents), together with interest thereon (to the extent permitted by law) at the Overdue Rate from the date such sums are paid by Landlord until repaid, shall be paid by Tenant to Landlord, on demand.

                                   ARTICLE 13
                                  HOLDING OVER

    Any holding over by Tenant after the expiration or sooner termination of this Agreement shall be treated as a daily tenancy at sufferance at a rate equal to one and one-half times the greater of the Fair Market Rental Value or the Minimum Rent and the Additional Rent then in effect plus any other charges herein provided (prorated on a daily basis). Tenant shall also pay to Landlord all actual damages sustained by reason of any such holding over. Otherwise, such holding over shall be on the terms and conditions set forth in this Agreement, to the extent applicable. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Agreement.

                                   ARTICLE 14
                               LANDLORD'S DEFAULT

    Landlord shall not be deemed to be in default in the performance of any of its obligations hereunder unless it shall fail to perform such obligations and such failure shall continue for a period of thirty (30) days or such additional time as is reasonably required to correct any such default after Notice has been given by Tenant to Landlord specifying the nature of Landlord's alleged default. Tenant shall have no right to terminate this Agreement for any default by Landlord hereunder and no right, for any such default, to offset or counterclaim against any Rent due hereunder. In no event shall Landlord ever be liable to Tenant for any punitive damages or for any loss of business or any other indirect, special or consequential damages suffered by Tenant from whatever cause.

                                   ARTICLE 15
                          PURCHASE OF LEASED PROPERTY

    In the event Tenant shall purchase the Property from Landlord pursuant to the terms of this Agreement, Landlord shall, upon receipt from Tenant of the applicable purchase price by wire transfer of immediately available federal funds, together with full payment of any unpaid Rent and other charges due and payable with respect to any period ending on or before the date of the purchase, deliver to Tenant a quitclaim deed and other instruments, conveying the entire interest of Landlord in and to the Property to Tenant, free and clear of all encumbrances created through the act or omission of Landlord other than (i) Permitted Encumbrances and such other liens, if any, which Tenant has agreed in writing to accept and take title subject to, and (ii) encumbrances imposed on the Property under
SECTION 5.5. The Property shall be conveyed to Tenant on an "as is" basis and in its "as-is" physical condition. The closing of any such sale shall be subject to all terms and conditions with respect thereto set forth in this Agreement and expenses of such conveyance, including, without limitation, all transfer and sales taxes, documentary fees, the fees and expenses of counsel to Landlord and the cost of any title examination or title insurance, shall be paid by Tenant.

                                   ARTICLE 16
                           SUBLETTING AND ASSIGNMENT

    16.1 SUBLETTING AND ASSIGNMENT. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber or otherwise transfer this Agreement or sublease (which term shall be deemed to include the granting of concessions, licenses and the like), all or any part of the Property or suffer or permit this Agreement or the leasehold estate created hereby or any other rights arising under this Agreement to be assigned, transferred, mortgaged, pledged, hypothecated or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the use or occupancy of the Property by anyone other than Tenant, or the Property to be offered or advertised for assignment or subletting.

    Notwithstanding the foregoing, Tenant may, without the need for Landlord's consent, assign its interest in this Lease (a "PERMITTED ASSIGNMENT") to any Affiliated Person so long as (i) Tenant shall promptly furnish Landlord with fully executed counterparts of any such assignment after consummation thereof which assignment shall include an agreement by the assignee, in form reasonably satisfactory to Landlord, to be bound by all of the terms of this Lease, and
(ii) there shall not be an Event of Default at the effective date of such Permitted Assignment. Tenant shall also be permitted, without the need for Landlord's consent but upon prior notice to Landlord (including delivery of a copy of such sublease), to enter into any sublease with any Affiliated Party provided that such sublease shall expire upon any event pursuant to which the sublessee thereunder shall cease to be an Affiliated Party. Any assignment or sublease to an Affiliated Party may, at Landlord's election, be deemed terminated if during the term of this Lease such assignee or sublessee shall cease to be an Affiliated Party.

    If this Agreement is assigned or if the Property or any part thereof is sublet, Landlord may collect the rents from such assignee or subtenant, as the case may be, and apply the net amount collected to the Rent herein reserved, but no such collection shall be deemed a waiver of the provisions set forth in the first paragraph of this SECTION 16.1, the acceptance by Landlord of such assignee or subtenant, as the case may be, as a tenant, or a release of Tenant from the future performance by Tenant of its covenants, agreements or obligations contained in this Agreement.

    Provided that Tenant shall have complied with the provisions of the final paragraph of this SECTION 16.1, so long as there shall exist no Event of Default, Landlord shall not unreasonably withhold, condition or delay its consent to one or more subleases of all or a portion of the Property for the balance of the term of this Lease providing that: (I) the proposed subtenant(s) have a good reputation and financial standing; (II) in Landlord's reasonable judgment, the business of the proposed subtenant(s) is within the definition of the Primary Intended Use; (III) the proposed subtenant(s) are not governmental agencies or occupants; (IV) Tenant shall, at its expense, perform all work necessary to divide the sublet premises from the remainder of the Improvements; and (V) Landlord has received sufficient information from Tenant to make a reasonable determination regarding the requirements set forth in clauses (I) and
(II).

    If the rent and other sums (including, without limitation, all monetary payments plus the reasonable value of any services performed or any other thing of value given by any assignee or subtenant in consideration of such assignment or sublease), either initially or over the term of any assignment or sublease other than a Permitted Assignment or a sublease or assignment to an Affiliated Party (collectively an "UNRELATED TRANSACTION"), payable by such assignee or subtenant exceed the sum of (a) Minimum Rent, plus
(b) Additional Rent and other charges called for hereunder with respect to the space assigned or sublet, plus (c) the cost of any leasehold improvements to the space to be subleased or assigned performed for such subtenant or assignee, plus
(d) the then unamortized cost substantiated by appropriate information supplied to Landlord by Tenant of any leasehold improvements performed to the space to be sublet or assigned by Tenant at the request of such subtenant or assignee, plus
(e) any reasonable brokerage commissions and attorneys fees incurred by Tenant in connection with such sublease or assignment or in obtaining Landlord's consent (all such costs to be amortized over the term of such sublease or assignment), Tenant shall pay to Landlord as Additional Rent fifty percent (50%) of such excess payable monthly at the time for payment of Minimum Rent. Nothing in this paragraph shall be deemed to abrogate the provisions of this Article 16 and Landlord's acceptance of any sums pursuant to this paragraph shall not be deemed a granting of consent to any assignment of the Lease or sublease of all or any portion of the Property.

    No subletting or assignment shall in any way impair the continuing primary liability of Tenant hereunder, and no consent to any subletting or assignment in a particular instance shall be deemed to be a waiver of the prohibition set forth in this SECTION 16.1. No assignment, subletting or occupancy shall be permitted for any use other than the Primary Intended Use. Any subletting, assignment or other transfer of Tenant's interest under this Agreement in contravention of this SECTION 16.1 shall be voidable at Landlord's option.

    In the event that Tenant shall intend to enter into any Unrelated Transaction which is either (A) an assignment or (B) a sublease which together with any other related sublease shall encompass not less than fifty percent of the rentable area of the Facility, then Tenant shall, not sooner than one hundred and twenty (120) days, and not later than thirty (30) days, prior to the proposed effective date of such Unrelated Transaction, give Landlord notice of such intent, identifying the prospective subtenant or assignee and setting forth the proposed terms of such sublease or assignment and Landlord may elect to terminate this Lease by giving notice to Tenant of such election not later than thirty (30) days after receiving notice of such intent from Tenant, whereupon this Lease shall terminate on what would have been the effective date of such sublease or assignment as if this Lease had expired by effluxion of time. If Tenant shall not enter into such sublease or assignment within such following thirty (30) day period and shall still desire to enter into any sublease or assignment, or if Tenant shall change the terms and conditions thereof following the date of Tenant's notice to Landlord, the first sentence of this paragraph shall again become applicable.

    16.2 REQUIRED SUBLEASE PROVISIONS. Any sublease of all or any portion of the Property shall provide (a) that it is subject and subordinate to this Agreement and to the matters to which this Agreement is or shall be subject or subordinate; (b) that in the event of termination of this Agreement or reentry or dispossession of Tenant by Landlord under this Agreement, Landlord may, at its option, terminate such sublease or take over all of the right, title and interest of Tenant, as sublessor under such sublease, and such subtenant shall, at Landlord's option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that neither Landlord nor any Facility Mortgagee, as holder of a mortgage or as Landlord under this Agreement, if such mortgagee succeeds to that position, shall (i) be liable for any act or omission of Tenant under such sublease, (ii) be subject to any credit, counterclaim, offset or defense which theretofore accrued to such subtenant against Tenant,
(iii) be bound by any previous modification of such sublease not consented to in writing by Landlord or by any previous prepayment of more than one (1) month's Rent, (iv) be bound by any covenant of Tenant to undertake or complete any construction of the Property or any portion thereof, (v) be required to account for any security deposit of the subtenant other than any security deposit actually delivered to Landlord by Tenant, (vi) be bound by any obligation to make any payment to such subtenant or grant any credits, (vii) be responsible for any monies owing by Tenant to the credit of such subtenant, or (viii) be required to remove any Person occupying any portion of the Property; and (c) that in the event that such subtenant receives a written Notice from Landlord or any

Facility Mortgagee stating that an Event of Default has occurred and is continuing, such subtenant shall thereafter be obligated to pay all rentals accruing under such sublease directly to the party giving such Notice or as such party may direct. All rentals received from such subtenant by Landlord or the Facility Mortgagee, as the case may be, shall be credited against the amounts owing by Tenant under this Agreement and such sublease shall provide that the subtenant thereunder shall, at the request of Landlord, execute a suitable instrument in confirmation of such agreement to attorn. An original counterpart of each such sublease and assignment and assumption, duly executed by Tenant and such subtenant or assignee, as the case may be, in form and substance reasonably satisfactory to Landlord, shall be delivered promptly to Landlord and in the case of an assignment, the assignee shall assume in writing and agree to keep and perform all of the terms of this Agreement on the part of Tenant to be kept and performed and shall be, and become, jointly and severally liable with Tenant for the performance thereof.

    The provisions of this SECTION 16.2 shall not be deemed a waiver of the provisions set forth in the first paragraph of SECTION 16.1.

    16.3 SUBLEASE LIMITATION. Anything contained in this Agreement to the contrary notwithstanding, Tenant shall not sublet the Property on any basis such that the rental to be paid by any sublessee thereunder would be based, in whole or in part, on either (a) the income or profits derived by the business activities of such sublessee, or (b) any other formula such that any portion of such sublease rental would fail to qualify as "rents from real property" within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto.

                                   ARTICLE 17
                 STOPPEL CERTIFICATES AND FINANCIAL STATEMENTS

    17.1 ESTOPPEL CERTIFICATES. Upon not less than ten (10) days' prior Notice by Landlord, Tenant shall (and upon not less than ten (10) days' prior Notice by Tenant Landlord shall) execute, acknowledge and deliver a statement in writing certifying that this Agreement is unmodified and in full force and effect (or, if there have been any modifications, that this Agreement is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets or counterclaims, setting them forth in reasonable detail) and the dates to which the Minimum Rent and Additional Rent and other charges have been paid; and in the case Tenant is the party from whom the certification is sought, that it has no defenses, offsets or counterclaims against its obligations to pay the Minimum Rent and Additional Rent and other charges have been paid, and any other matter pertaining to this Agreement which is the subject of a reasonable inquiry. Any such statement delivered pursuant to this Section 17.1 may be relied upon by any prospective purchaser or mortgagee of the Property, or any prospective assignee of such mortgage, or by any lender or Government Agency doing or proposing to do business with Tenant or any prospective assignee or sublessee of Tenant Any certification may be limited to the knowledge of the individual executing the certification provided such individual shall be familiar with this Agreement and the condition of the Property.

    17.2  FINANCIAL STATEMENTS.

    Tenant shall furnish the following statements to Landlord:

        (a) within forty-five (45) days after each of the first three quarters of any Fiscal Year, the most recent Consolidated Financials and the most recent unaudited financial statements of Tenant, in each case accompanied by the Financial Officer's Certificate;

        (b) within ninety (90) days after the end of each Fiscal Year, the most recent Consolidated Financials for such year, including the most recent financial statements of Tenant, in each case certified by Ernst & Young LLP or another independent certified public accountant reasonably satisfactory to Landlord and accompanied by a Financial Officer's Certificate;

        (c) promptly after the sending thereof, copies of all reports which Tenant sends to its security holders generally, and (if applicable) copies of all periodic reports which Tenant and/or any Guarantor files with the SEC or any stock exchange on which its shares are listed or traded;

        (d) promptly after the delivery thereof to Tenant or its management, a copy of any management letter or written report prepared by the certified public accountants with respect to the financial condition, operations, business or prospects of Tenant;

        (e) at any time and from time to time upon not less than twenty (20) days Notice from Landlord any Consolidated Financials or any other financial reporting information required to be filed by Landlord with any securities and exchange commission, the SEC or any successor agency, or any other governmental authority, or required pursuant to any order issued by any court, governmental authority or arbitrator in any litigation to which Landlord is a party, for purposes of compliance therewith provided to the extent Tenant incurs any costs in connection with the preparation of any such information in excess of the cost incurred in preparing the information required in Section 17.2(a)-(d), then Landlord shall pay the reasonable costs Tenant shall so incur, provided Tenant shall give Landlord Notice of a reasonable estimate thereof prior to incurring such costs; and

        (f) promptly, upon Notice from Landlord, such other information concerning the business, financial condition and affairs of Tenant as Landlord may reasonably request from time to time.

Landlord may at any time, and from time to time, provide any Facility Mortgagee with copies of any of the foregoing statements.

                                   ARTICLE 18
                          LANDLORD'S RIGHT TO INSPECT

    Tenant shall permit Landlord and its authorized representatives to inspect the Property during usual business hours upon not less than twenty-four (24) hours' notice, and to make such repairs as Landlord is permitted or required to make pursuant to the terms of this Agreement, provided that any inspection or repair by Landlord or its representatives will not unreasonably interfere with Tenant's use and operation of the Property and further provided that in the event of an emergency, as determined by Landlord in its sole discretion, prior Notice shall not be necessary.

                                   ARTICLE 19
                                   APPRAISAL

    19.1 APPRAISAL PROCEDURE. In the event that it becomes necessary to determine the Fair Market Value of the Property for any purpose of this Agreement and the parties cannot agree thereon, such Fair Market Value shall be determined upon the written demand of either party in accordance with the following procedure.

    The party requesting an appraisal, by Notice given within thirty (30) days after the date of the event which requires or permits such procedure, shall appoint a Qualified Appraiser. The other party, by Notice given within fifteen
(15) days after receipt of such Notice appointing the first Qualified Appraiser, may appoint a second Qualified Appraiser. If the other party fails to appoint the second Qualified Appraiser within such fifteen (15) day period, such party shall have waived its right to appoint a Qualified Appraiser, the first Qualified Appraiser shall appoint a second Qualified Appraiser within fifteen
(15) days thereafter and the Fair Market Value shall be determined by the Qualified Appraisers as set forth below.

    The two Qualified Appraisers shall thereupon endeavor to agree upon the Fair Market Value. If the two Qualified Appraisers so named cannot agree upon such value within thirty (30) days after the designation of the second such appraiser, each such appraiser shall, within five (5) days after the expiration of such thirty (30) day period, submit his appraisal of fair market value to the other appraiser in writing, and if the fair market values set forth in such appraisals vary by five percent (5%) or less of the greater value, the fair market value shall be determined by calculating the average of the two fair market values determined by the two appraisers.

    If the Fair Market Value set forth in the two appraisals vary by more than five percent (5%) of the greater value, the two Qualified Appraisers shall select a third Qualified Appraiser within an additional fifteen (15) days following the expiration of the aforesaid five (5) day period. If the two appraisers are unable to agree upon the appointment of a third appraiser within such fifteen (15) day period, either party may, upon written notice to the other, request that such appointment be made by the then President (or equivalent officer) of the State's Chapter of the American Institute of Real Estate Appraisers, or his or her designee or, if there is no such organization or if such individual declines to make such appointment, by any state or Federal court of competent jurisdiction for the State.

    The third Qualified Appraiser shall determine Fair Market Value by selecting the Fair Market Value of one of the two other Qualified Appraisers.

    In the event that any appraiser appointed hereunder does not or is unable to perform his or her obligation hereunder, then the party or the appraisers appointing such appraiser shall have the right to appoint a substitute Qualified Appraiser, but if the party or the appraisers who have the right to appoint a substitute Qualified Appraiser fail to do so within ten (10) days after written notice from the other party (or either party in the event such appraiser was appointed by the other appraisers) either party may, upon written notice to the party having the right to appoint a substitute Qualified Appraiser, request that such appointment be made by such officer of the American Institute of Real Estate Appraisers or court of competent jurisdiction as described above; PROVIDED, HOWEVER, that a party who has the right to appoint an appraiser or a substitute appraiser shall have the right to make such appointment only up until the time such appointment is made by such officer or court.

    In connection with the appraisal process, Tenant shall provide the appraisers full access during normal business hours to examine the Property, the books, records and files of Tenant and all agreements, leases and other operating agreements relating to the Property.

    The costs (other than Landlord's counsel fees) of each such appraisal shall be borne by Tenant and shall be Additional Rent. Upon determining such value, the appraisers shall promptly notify Landlord and Tenant in writing of such determination. If any party shall fail to appear at the hearings appointed by the appraisers, the appraisers may act in the absence of such party.

    The determination of the Qualified Appraisers made in accordance with the foregoing provisions shall be final and binding upon the parties, such determination may be entered as an award in arbitration in a court of competent jurisdiction, and judgment thereon may be entered.

    19.2 LANDLORD'S RIGHT TO APPRAISAL. Landlord shall have the right, exercisable not more than once during the Term, to appoint a Qualified Appraiser to perform a complete appraisal of the Property, which appraisal shall meet all requirements of any state or Federal bank regulatory authority that Landlord considers relevant or any Facility Mortgagee. The costs of each such appraisal shall be borne by Tenant and shall be included as Additional Rent.

                                   ARTICLE 20
                         REPRESENTATIONS AND WARRANTIES

    20.1 REPRESENTATIONS OF TENANT. To induce Landlord to enter into this Agreement, Tenant represents and warrants to Landlord as follows:

        20.1.1 STATUS AND AUTHORITY OF TENANT. Tenant is a corporation duly organized, validly existing and in corporate good standing under the laws of its state of incorporation. Tenant has all requisite power and authority under the laws of its state of formation and its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Tenant has duly qualified to transact business in each jurisdiction in which the nature of the business conducted by it requires such qualification.

        20.1.2 ACTION OF TENANT. Tenant has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and this Agreement constitutes the valid and binding obligation and agreement of Tenant, enforceable against Tenant in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and equitable principles.

        20.1.3 NO VIOLATIONS OF AGREEMENTS. Neither the execution, delivery or performance of this Agreement by Tenant, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon the Property pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other material agreement or instrument by which Tenant is bound.

        20.1.4 LITIGATION. Tenant has received no written notice of and, to Tenant's knowledge, no action or proceeding is pending or threatened and no investigation looking toward such an action or proceeding has begun, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto, will result in any material adverse change in the business, operation, affairs or condition of the Property, will result in or subject the Property to a material liability, or involves condemnation or eminent domain proceedings against any material part of the Property.

        20.1.5 DISCLOSURE. To Tenant's knowledge, there is no fact or condition which materially and adversely affects the condition of the Property which has not been set forth in this Agreement or in the other documents, certificates or statements furnished to Landlord in connection with the transactions contemplated hereby.

        20.1.6 COMPLIANCE WITH LAW. Except as disclosed in writing to Landlord, to Tenant's knowledge, the Property and the use and operation thereof do not violate any material federal, state, municipal and other governmental statutes, ordinances, by-laws, rules, regulations or any other legal requirements, including, without limitation, those relating to construction, occupancy, zoning, adequacy of parking, environmental protection, occupational health and safety and fire safety applicable thereto; and there are presently in effect all material licenses, permits and other authorizations necessary for the current use, occupancy and operation thereof. Tenant has not received written notice of any threatened request, application, proceeding, plan, study or effort which would materially adversely affect the present use or zoning of the Property or which would modify or realign any adjacent street or highway in a manner which would materially adversely affect the use and operation of the Property.

        20.1.7 HAZARDOUS SUBSTANCES. Except as disclosed to Landlord or as described in any environmental report delivered to Landlord, to Tenant's knowledge, none of Tenant nor any tenant or other occupant or user of the Property, or any portion thereof, has stored or disposed of (or engaged in the business of storing or disposing of) or has released or caused the release of any Hazardous Substances on the Property, the removal of which is required or the maintenance of which is prohibited or penalized by any Applicable Law, and, to Tenant's knowledge, except as disclosed to Landlord or as described in any environmental report delivered to Landlord, the Property is free from any such Hazardous Substances, except any such materials maintained in accordance with Applicable Law.

        20.1.8 GENERALLY. For purposes of this Section 20.1, Tenant's knowledge shall be limited to the actual knowledge of Frederick A. Eustis, III or John S. McBride.

    20.2 REPRESENTATIONS OF LANDLORD. To induce Tenant to enter in this Agreement, Landlord represents and warrants to Tenant as follows:

        20.2.1 STATUS AND AUTHORITY OF LANDLORD. Landlord is a Maryland real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland, and has all requisite power and authority under the laws of such state and under its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Landlord has duly qualified and is in good standing as a trust or unincorporated business association in each jurisdiction in which the nature of the business conducted by it requires such qualification.

        20.2.2 ACTION OF LANDLORD. Landlord has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of this Agreement by Landlord constitutes the valid and binding obligation and agreement of Landlord, enforceable against Landlord in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and equitable principles.

        20.2.3 NO VIOLATIONS OF AGREEMENTS. Neither the execution, delivery or performance of this Agreement by Landlord, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of Landlord pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Landlord is bound.

        20.2.4 LITIGATION. No investigation, action or proceeding is pending and, to Landlord's actual knowledge, no action or proceeding is threatened and no investigation looking toward such an action or proceeding has begun, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.

        20.2.5 GENERALLY. For purposes of this Section 20.2, Landlord's knowledge shall be limited to the actual knowledge of David Hegarty.

                                   ARTICLE 21
                               FACILITY MORTGAGES

    21.1 LANDLORD MAY GRANT LIENS. Without the consent of Tenant, Landlord may, subject to the terms and conditions set forth in this SECTION 21.1, from time to time, directly or indirectly, create or otherwise cause to exist any lien, encumbrance or title retention agreement ("ENCUMBRANCE") upon the Property, or any portion thereof or interest therein, whether to secure any borrowing or other means of financing or refinancing. Any such Encumbrance shall include the right to prepay (whether or not subject to a prepayment penalty) and shall provide (subject to SECTION 21.2 below) that it is subject to the rights of Tenant under this Agreement, including the rights of Tenant to acquire the Property pursuant to the applicable provisions of this Agreement.

    21.2 SUBORDINATION OF LEASE. Subject to SECTION 21.1, this Agreement, any and all rights of Tenant hereunder, are and shall be subject and subordinate to any ground or master lease, and all renewals, extensions, modifications and replacements thereof, and to all mortgages and deeds of trust, which may now or hereafter affect the Property, or any of them, or any improvements thereon and/or any of such leases, whether or not such mortgages or deeds of trust shall also cover other lands and/or buildings and/or leases, to each and every advance made or hereafter to be made under such mortgages and deeds of trust, and to all renewals, modifications, replacements and extensions of such leases and such mortgages and deeds of trust and all consolidations of such mortgages and deeds of trust, provided that, with respect to any such lease, mortgage or deed of trust, Landlord shall deliver to Tenant an agreement by such lessor or holder in a commercially reasonable form to the effect that Tenant's rights hereunder shall not be disturbed by such lessor or holder so long as there exists no Event of Default. This section shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall promptly execute, acknowledge and deliver any instrument that Landlord, the lessor under any such lease or the holder of any such mortgage or the trustee or beneficiary of any deed of trust or any of their respective successors in interest may reasonably request to evidence such subordination. Any lease to which this Agreement is, at the time referred to, subject and subordinate is herein called "SUPERIOR LEASE" and the lessor of a Superior Lease or its successor in interest at the time referred to, is herein called "SUPERIOR LANDLORD" and any mortgage or deed of trust to which this Agreement is, at the time referred to, subject and subordinate, is herein called "SUPERIOR MORTGAGE" and the holder, trustee or beneficiary of a Superior Mortgage is herein called "SUPERIOR MORTGAGEE".

    If any Superior Landlord or Superior Mortgagee or the nominee or designee of any Superior Landlord or Superior Mortgagee shall succeed to the rights of Landlord under this Agreement, whether through possession or foreclosure action or delivery of a new lease or deed, or otherwise, then at the request of such party so succeeding to Landlord's rights (herein called "SUCCESSOR LANDLORD") and upon such Successor Landlord's written agreement to accept Tenant's attornment, Tenant shall attorn to and recognize such Successor Landlord as Tenant's landlord under this Agreement, and shall promptly execute and deliver any instrument that such Successor Landlord may reasonably request to evidence such attornment. Upon such attornment, this Agreement shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Agreement, except that the Successor Landlord (unless formerly the landlord under this Agreement or its nominee or designee) shall not be (a) liable in any way to Tenant for any act or omission, neglect or default on the part of Landlord under this Agreement; (b) responsible for any monies owing by or on deposit with Landlord to the credit of Tenant; (c) subject to any counterclaim or setoff which theretofore accrued to Tenant against Landlord; (d) bound by any modification of this Agreement subsequent to such Superior Lease or Mortgage, or by any previous prepayment of Minimum Rent or Additional Rent for more than one
(1) month, which was not approved in writing by the Superior Landlord or the Superior Mortgagee thereto; (e) liable to Tenant beyond the Successor Landlord's interest in the Property and the rents, income, receipts, revenues, issues and profits issuing from the Property; (f) responsible for the performance of any work to be done by the Landlord under this Agreement to render the Property ready for occupancy by Tenant; or (g) required to remove any Person occupying the Property or any part thereof, except if such person claims by, through or under the Successor Landlord. Tenant agrees at any time and from time to time to execute a suitable instrument in confirmation of Tenant's agreement to attorn, as aforesaid.

    21.3 NOTICE TO MORTGAGEE AND GROUND LANDLORD. Subsequent to the receipt by Tenant of notice from any Person that it is a Facility Mortgagee, or that it is the ground lessor under a lease with Landlord, as ground lessee, which includes the Property as part of the demised premises, no notice from Tenant to Landlord shall be effective unless and until a copy of the same is given to such Facility Mortgagee or ground lessor, and the curing of any of Landlord's defaults by such Facility Mortgagee or ground lessor shall be treated as performance by Landlord.

                                   ARTICLE 22
                         ADDITIONAL COVENANTS OF TENANT

    22.1 CONDUCT OF BUSINESS. Tenant shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect and in good standing its corporate existence and its rights and licenses necessary to conduct its business.

    22.2 MAINTENANCE OF ACCOUNTS AND RECORDS. Tenant shall keep true records and books of account in which full, true and correct entries will be made of dealings and transactions in relation to the business and affairs of Tenant in accordance with GAAP. Tenant shall apply accounting principles in the preparation of the financial statements of Tenant which, in the judgment of and the opinion of its independent public accountants, are in accordance with GAAP, except for changes approved by such independent public accountants.

    22.3 NOTICE OF LITIGATION, POTENTIAL EVENT OF DEFAULT, ETC. Tenant shall give prompt Notice to Landlord of any litigation or any administrative proceeding to which it may hereafter become a party which involves a potential uninsured liability equal to or greater than Twenty-Five Thousand Dollars ($25,000) or which may otherwise result in any material adverse change in the business, operations, property, prospects, results of operation or condition, financial or other, of Tenant. Forthwith upon Tenant obtaining knowledge of any event or condition that would be required to be disclosed in a current report filed by Tenant on Form 8-K or in Part II of a quarterly report on Form 10-Q if Tenant were required to file such reports under the Securities Exchange Act of 1934, as amended, Tenant shall furnish Notice thereof to Landlord specifying the nature and period of existence thereof and what action Tenant has taken or is taking or proposes to take with respect thereto.

    22.4  FINANCIAL CONDITION OF TENANT.

        (a) Tenant shall at all times maintain current assets (excluding the Security Deposit) in excess of current liabilities by an amount at least equal to the Rent due for the following twelve months. The terms "current assets" and "current liabilities", respectively, shall mean all assets or liabilities, as the case may be, which should, in accordance with GAAP, be classified as current assets or current liabilities, as the case may be.

        (b) Tenant shall at all times maintain Tangible Net Worth in an amount at least equal to the Rent due for the following twelve months.

    22.5 PROHIBITED TRANSACTIONS. Tenant shall not permit to exist or enter into any agreement or arrangement whereby it engages in a transaction of any kind with any Affiliated Person (other than a wholly owned subsidiary) except on terms and conditions which are not less favorable to Tenant than those on which similar transactions between unaffiliated parties could fairly be expected to be entered into on an arms-length basis.

    22.6 LIENS AND ENCUMBRANCES. Except as permitted by SECTION 7.1, subject to the provisions of ARTICLE 8 relating to Permitted Contests, Tenant shall not create or incur or suffer to be created or incurred or to exist any Lien on this Agreement, or its leasehold interest in the Property other than Permitted Encumbrances.

    22.7 MERGER; SALE OF ASSETS; ETC. Except as otherwise expressly provided in this Agreement, Tenant shall not (a) sell, lease (as lessor or sublessor), transfer or otherwise dispose of, or abandon, more than 49% of its assets, regardless of the consideration, or any material portion of its assets (including capital stock) or business to any Person for less than the fair value thereof; (b) merge into or with or consolidate with any other Entity; or (c) allow a Change in Control of Tenant to occur PROVIDED, HOWEVER, that, notwithstanding the provisions of clauses (a), (b) or (c) preceding, Tenant may merge into or may sell all or substantially all of its assets to an Entity which shall in any case have both a positive operating cash flow for each of the preceding three years, both before and after giving effect to such merger or sale and any related transactions, and a Tangible Net Worth of $20,000,000 after giving effect to such merger or sale and any related transactions and which shall assume all of Tenant's obligations under this Agreement in form satisfactory to Landlord; provided however, that (i) if holders of the equity interest in Tenant prior to the merger shall collectively own not less than fifty-one percent (51%) of the equity interest in the Entity following and giving effect to the merger, then the positive operating cash flow requirement shall not be a requirement and (ii) if Tenant shall intend to merge into or to sell all or substantially all of its assets to an Entity which shall not meet the foregoing requirements then Tenant may, provided such merger or sale is to an independent third party and is made for a bonafide corporate purpose and not principally to allow termination of this Agreement, elect by Notice to Landlord to purchase the Property. If Tenant shall make such election, then the closing of such transaction shall occur as of the date of such merger or sale (but in no event less than sixty (60) nor more than ninety (90) days following such Notice), Tenant shall pay the greater of Nine Millions Dollars ($9,000,000) or Fair Market Value to Landlord at closing, and upon payment thereof, this Agreement shall terminate.

                                   ARTICLE 23
                       RIGHT OF FIRST REFUSAL TO PURCHASE

    If at any time during the Term of this Agreement, Landlord intends to accept an offer or enter into an agreement to sell its entire interest in the Property, Landlord shall give Notice to Tenant in which it shall first offer to sell the Property to Tenant on the same terms and conditions which Landlord intends to accept. Landlord's Notice of such offer shall include the material terms under which Landlord intends to make such sale. Tenant shall have ten (10) days in which to respond to Landlord's offer. If Tenant elects to accept such offer, Tenant shall give Landlord Notice thereof within such 10-day period, and Landlord and Tenant shall, within fifteen (15) business days after Tenant's Notice, execute a purchase and sale agreement prepared by Landlord incorporating such terms and conditions and other mutually acceptable terms and provisions.

    The provisions of the first paragraph of this Article 23 shall not apply to
(i) any proposed transaction by Landlord with any Affiliated Person or (ii) any proposed transfer to any entity providing financing to Landlord or any foreclosure proceeding or lease or deed in lieu of foreclosure, or (iii) any proposed sale of the Property as part of a sale of a portfolio of properties (i.e., in a transaction pursuant to which the Property is to be sold together with at least one other property owned by Landlord or any Affiliated Person), but to the extent applicable prior to any such transaction the first paragraph hereof shall apply after the closing of such transaction.

    It is expressly understood and agreed that time shall be of the essence with respect to the giving of such Notice by Tenant and the failure of Tenant to give such Notice within the time and in the manner hereinabove provided shall be a waiver of Tenant's rights pursuant to this Article 23. Any purchase of the Property by Tenant shall be made in accordance with the provisions of ARTICLE 15.

                                   ARTICLE 24
                                 MISCELLANEOUS

    24.1 LIMITATION ON PAYMENT OF RENT. All agreements between Landlord and Tenant herein are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of Rent, or otherwise, shall the Rent or any other amounts payable to Landlord under this Agreement exceed the maximum permissible under applicable law, the benefit of which may be asserted by Tenant as a defense, and if, from any circumstance whatsoever, fulfillment of any provision of this Agreement, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, or if from any circumstances Landlord should ever receive as fulfillment of such provision such an excessive amount, then, IPSO FACTO, the amount which would be excessive shall be applied to the reduction of the installment(s) of Minimum Rent next due and not to the payment of such excessive amount. This provision shall control every other provision of this Agreement and any other agreements between Landlord and Tenant.

    24.2 NO WAIVER. No failure by Landlord to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term. To the maximum extent permitted by law, no waiver of any breach shall affect or alter this Agreement, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

    24.3 REMEDIES CUMULATIVE. To the maximum extent permitted by law, each legal, equitable or contractual right, power and remedy of Landlord, now or hereafter provided either in this Agreement or by statute or otherwise, shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Landlord of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord of any or all of such other rights, powers and remedies.

    24.4 SEVERABILITY. Any clause, sentence, paragraph, section or provision of this Agreement held by a court of competent jurisdiction to be invalid, illegal or ineffective shall not impair, invalidate or nullify the remainder of this Agreement, but rather the effect thereof shall be confined to the clause, sentence, paragraph, section or provision so held to be invalid, illegal or ineffective, and this Agreement shall be construed as if such invalid, illegal or ineffective provisions had never been contained therein.

    24.5 ACCEPTANCE OF SURRENDER. No surrender to Landlord of this Agreement or of the Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Landlord and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.

    24.6 NO MERGER OF TITLE. It is expressly acknowledged and agreed that it is the intent of the parties that there shall be no merger of this Agreement or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly this Agreement or the leasehold estate created hereby and the fee estate or ground landlord's interest in the Property.

    24.7 CONVEYANCE BY LANDLORD. If Landlord or any successor owner of all or any portion of the Property shall convey all or any portion there in accordance with the terms hereof other than as security for a debt, and the grantee or transferee thereof shall expressly assume all obligations of Landlord hereunder arising or accruing from and after the date of such conveyance or transfer, Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Landlord under this Agreement with respect to the Property arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new owner.

    24.8 QUIET ENJOYMENT. So long as Tenant shall pay the Rent as the same becomes due and shall comply with all of the terms of this Agreement, Tenant shall peaceably and quietly have, hold and enjoy the Property for the Term, free of hindrance or molestation by Landlord or anyone claiming by, through or under Landlord, but subject to (a) any Encumbrance permitted under Article 21 or otherwise permitted to be created by Landlord hereunder, (b) all Permitted Encumbrances, (c) liens as to obligations of Landlord that are either not yet due or which are being contested in good faith and by proper proceedings without threat to Tenant's leasehold estate, and (d) liens that have been consented to in writing by Tenant. Except as otherwise provided in this Agreement, no failure by Landlord to comply with the foregoing covenant shall give Tenant any right to cancel or terminate this Agreement or abate, reduce or make a deduction from or offset against the Rent or any other sum payable under this Agreement, or to fail to perform any other obligation of Tenant hereunder.

    24.9 NON-LIABILITY OF TRUSTEES. TENANT ACKNOWLEDGES THAT THE DECLARATION, A COPY OF WHICH IS DULY FILED WITH THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND, PROVIDES THAT THE NAME "HUB RI PROPERTIES TRUST" REFERS TO THE TRUSTEES UNDER THE DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF LANDLORD SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM

AGAINST, LANDLORD. ALL PERSONS DEALING WITH LANDLORD, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF LANDLORD FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION. TENANT ACCEPTS AND AGREES TO COMPLY AND BE BOUND BY THE FOREGOING.

    24.10 LANDLORD'S CONSENT OF TRUSTEES. Where provision is made in this Agreement for Landlord's consent and Landlord shall fail or refuse to give such consent, Tenant shall not be entitled to any damages for any withholding by Landlord of its consent, it being intended that Tenant's sole remedy shall be an action for specific performance or injunction, and that such remedy shall be available only in those cases where Landlord has expressly agreed in writing not unreasonably to withhold its consent.

    24.11 MEMORANDUM OF LEASE. Neither Landlord nor Tenant shall record this Agreement. However, Landlord and Tenant shall promptly, upon the request of the other, enter into a short form memorandum of this Agreement, in form suitable for recording under the laws of the State in which reference to this Agreement, and all options contained herein, shall be made. Tenant shall pay all costs and expenses of recording such memorandum.

    24.12  NOTICES.

        (a) Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing and the same shall be delivered either in hand, by telecopier with written acknowledgment of receipt, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

        (b) All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of acknowledged receipt, in the case of a notice by telecopier, and, in all other cases, upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

        (c) All such notices shall be addressed,

       if to Landlord to:

           Hub RI Properties Trust
           400 Centre Street
           Newton, Massachusetts 02158
           Attn: Mr. David J. Hegarty
           [Telecopier No. (617) 332-2261]

       with a copy to:

           Sullivan & Worcester LLP
           One Post Office Square
           Boston, Massachusetts 02109
           Attn: Warren M. Heilbronner, Esq.
           [Telecopier No. (617) 338-2880]
       if to Tenant to:

           Cytotherapeutics, Inc.
           701 George Washington Highway
           Lincoln, Rhode Island 02865
           Attn: Vice President, Business Operations
           [Telecopier No. (401) 334-9152]

       with a copy to:

           Cytotherapeutics, Inc.
           701 George Washington Highway
           Lincoln, Rhode Island 02865
           Attn: General Counsel
           [Telecopier No. (401) 333-0684]

        (d) By notice given as herein provided, the parties hereto and their respective successor and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

    24.13 CONSTRUCTION. Anything contained in this Agreement to the contrary notwithstanding, all claims against, and liabilities of, Tenant or Landlord arising prior to any date of termination or expiration of this Agreement shall survive such termination or expiration. In no event shall Landlord be liable for any consequential damages suffered by Tenant as the result of a breach of this Agreement by Landlord. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated except by an instrument in writing signed by the party to be charged. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Each term or provision of this Agreement to be performed by Tenant shall be construed as an independent covenant and condition. Time is of the essence with respect to the exercise of any rights of Tenant under this Agreement.

    24.14 COUNTERPARTS; HEADINGS. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but which, when taken together, shall constitute but one instrument and shall become effective as of the date hereof when copies hereof, which, when taken together, bear the signatures of each of the parties hereto shall have been signed. Headings in this Agreement are for purposes of reference only and shall not limit or affect the meaning of the provisions hereof.

    24.15 APPLICABLE LAW, ETC. Except as to matters regarding the internal affairs of Landlord and issues of or limitations on any personal liability of the shareholders and trustees of Landlord for obligations of Landlord, as to which the laws of the State of Maryland shall govern, this Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of the State of Rhode Island.

    To the maximum extent permitted by applicable law, any action to enforce, arising out of, or relating in any way to, any of the provisions of this Agreement may be brought and prosecuted in such court or courts located in The Commonwealth of Massachusetts as is provided by law; and the parties consent to the jurisdiction of said court or courts located in The Commonwealth of Massachusetts and to service of process by registered mail, return receipt requested, or by any other manner provided by law.

    IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed instrument as of the date above first written.

                                          LANDLORD:

                                          HUB RI PROPERTIES TRUST

                                          By: /s/ DAVID J. HEGARTY
                                          --------------------------------------
                                          Its: President

                                          TENANT:

                                          CYTOTHERAPEUTICS, INC.

                                          By: /s/ JOHN S. MCBRIDE
                                          --------------------------------------
                                          Its (Vice) President

                                   EXHIBIT A

                               LEGAL DESCRIPTION

     That certain lot or parcel of land with all the buildings and improvements thereon, situated on the southerly side of Washington Highway, in the Town of Lincoln, County of Providence, said parcel comprises Plat 29, Lot 300 and Parcel "A" as shown on that plan entitled "ALTA/ACSM Land Title Survey of Administrative Subdivision for CytoTherapeutics, Inc., Plat 29, Lots 150 & 300, Lincoln, Rhode Island, September 16, 1996, Scale: 1 inch equals 40 feet" by Marc
N. Nyberg Associates, Inc. recorded September 20, 1996 at 12:19 p.m. as Map #234, more particularly bounded and described as follows:

     Beginning at a point in the southerly line of said Washington Highway, said point being the most northeasterly corner of land now or formerly owned by Thomas M. & Judith G. Cullen and the most northwesterly corner of the parcel hereby described;

     thence running easterly, following the southerly line of said Washington Highway, by a curve to the left, said curve having a radius of two thousand one hundred seventy-seven and 62/100 (2,177.62) feet, a central angle of 01 degrees 54 feet 36 inches, for a distance of seventy-two and 59/100 (72.59) feet to a point of tangency, said point being opposite state highway station 443+58.00 as shown on R.I. State Highway Plat No. 749;

     thence running easterly, following the southerly line of said Washington Highway, five hundred ninety-six and 29/100 (596.29) feet;

     thence running southeasterly, by a curve to the left, said curve having a radius of one hundred seventy-five and 00/100 (175.00) feet, a central angle of 24 degrees 48 feet 27 inches, for a distance of seventy-five and 77/100 (75.77) feet to a point of reverse curvature;

     thence running southeasterly and southerly by a curve to the right, said curve having a radius of one hundred twenty-five and 00/100 (125.00) feet, a central angle of 41 degrees 24 feet 35 inches for a distance of ninety and 34/100 (90.34) feet to a point of tangency;

     thence running southerly, two hundred fifty-one and 57/100 (251.57) feet, the last three lines bounding easterly on land now or formerly owned by Cullen, Inc.;

     thence turning an interior angle of 90 degrees 00 feet 00 inches and running westerly, four hundred eighty-three and 38/100 (483.38) feet, the last line bounding southerly on remaining land now or lately of John J. Cullen and Roland Montigny;

     thence turning an interior angle of 122 degrees 15 feet 15 inches and running northwesterly, four hundred seventy-four and 42/100 (474.42) feet to the point and place of beginning, the last line bounding westerly on other land now or lately of Thomas M. Cullen & Judith G. Cullen.

     Said parcel contains 239,597 square feet or 5.500 aces.

                                   EXHIBIT B

                                  MINIMUM RENT

  PERIOD                                                                    MINIMUM RENT
--------------------------------------------------------------------------  -------------------------------------
Original Term
  Commencement Date--12/31/2002...........................................  $62,500.00 per month
  1/1/2003--12/31/2007....................................................  $78,125.00 per month
  1/1/2008--12/31/2012....................................................  $97,656.25 per month
  1/1/2013--6/30/2013.....................................................  $122,070.30 per month

First Extended Term
  7/1/2013--12/31/2017....................................................  $122,070.30 per month
  1/1/2018--12/31/2022....................................................  $152,587.86 per month
  1/1/2023--6/30/2023.....................................................  $190,734.83 per month

Second Extended Term
  7/1/2023--12/31/2027....................................................  $190,734.83 per month
  1/1/2028--12/31/2032....................................................  $238,418.54 per month
  1/1/2033--6/30/2033.....................................................  $298,023.18 per month

                                   EXHIBIT C
                           TENANT'S PERSONAL PROPERTY

                                                    Tenant's Trade Fixtures
                                                                                                COST           COST
ITEM #                DESCRIPTION                           MANUFACTURER        QUANTITY        EACH           EXTENSION
1    Central glassware washer                               AMSCO/Steris        1               61500          61500
2    Access control devices, cameras, VCRs                  Various             1               67000          67000
3    Main Cagewasher-Model 4200                             AMSCOS/Steris       1               51162          51162
4    Autoclave #1                                           Gatinge             1               18340          18340
5    Autoclave #2                                           Gatinge             1               32350          32350
6    Autoclave #3                                           Gatinge             1               18450          18450
7    Autoclave #4                                           Gatinge             1               18500          18500
8    Quarantine Cagewasher-Model 3500                       AMSCO/Steris        1               22250          22250
9    Iceflakers                                             Scotsman            3               2149           6447
10   Undercounter Steam Scrubbers                           Universal           3               4594           13782
11   Undercounter glasswashers                              ASKO                2               750            1500
12   RO/D1 water production system                          Millipore           1               27000          27000
13   Hazardous Materials Storage Shed                       Safety Storage      1               19733          19733
14   Natural gas emergency generator-EAB                    Olympian            1               21250          21250
15   Chemical fume hoods                                    HEMCO               5               5720           28600
16   Flammables storage cabinets                            Safety Storage      6               400            2400
17   Laundry appliances                                     Maytag              1               900            900
18   Kitchen appliances-package                             Various             1               5986           5986
19   Office furniture-package                               Various             1               197500         197500
20   Freezers-package                                       Various             1               23520          23520
21   Window treatments-package                              Various             1               17886          17886

                                                                                                COST           COST
ITEM #                DESCRIPTION                           MANUFACTURER        QUANTITY        EACH           EXTENSION
22   Lab benches                                            Millwork One        1               205000         205000
23   Exhausted biosafety cabinets                           Baker/Nuaire        5               6800           34000
24   Microisolator caging systems                           Thoren              2               19500          39000
25   Bedding disposal units                                 TBJ/Nuaire          3               12500          37500
26   Telephone system package                               NEC                 1               77805          77805
27   Caging systems-package                                 Various             1               42300          42300
28   Surgery lights, animal care equipment                  Various             1               87500          87500
29   Behavior testing equipment - animal care               Various             1               115000         115000
                                                                                                               1274151


     Included but not scheduled are all portable lab and other devices that are typically mounted above or below countertops, which may or may not be powered by standard wall electrical recepticles.